Exhibit 99.3

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lender Processing Services, Inc.:

We have audited the accompanying consolidated balance sheets of Lender Processing Services, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lender Processing Services, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lender Processing Services, Inc.’s and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

February 25, 2013

Jacksonville, Florida

Certified Public Accountants

LENDER PROCESSING SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$236,241	$77,355
Trade receivables, net	274,783	345,048
Other receivables	3,800	1,423
Prepaid expenses and other current assets	41,541	33,004
Deferred income taxes, net	127,742	74,006

Total current assets	684,107	530,836

Property and equipment, net	126,633	121,245
Computer software, net	245,271	228,882
Other intangible assets, net	23,670	39,140
Goodwill	1,109,304	1,132,828
Other non-current assets (inclusive of investments carried at fair value)—see note 5	256,849	192,484

Total assets	$2,445,834	$2,245,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$39,310
Trade accounts payable	38,901	43,105
Accrued salaries and benefits	107,984	64,383
Legal and regulatory accrual	223,149	78,483
Other accrued liabilities	169,458	168,627
Deferred revenues	58,868	64,078

Total current liabilities	598,360	457,986

Deferred revenues	24,987	34,737
Deferred income taxes, net	174,303	122,755
Long-term debt, net of current portion	1,068,125	1,109,850
Other non-current liabilities	37,163	32,099

Total liabilities	1,902,938	1,757,427

Commitments and contingencies (note 14)
Stockholders’ equity:
Preferred stock $0.0001 par value; 50 million shares authorized, none issued at December 31, 2012 and 2011	—	—
Common stock $0.0001 par value; 500 million shares authorized, 97.4 million shares issued at December 31, 2012 and 2011	10	10
Additional paid-in capital	250,016	250,533
Retained earnings	694,148	658,146
Accumulated other comprehensive loss	(3,079)	(1,783)
Treasury stock at cost; 12.5 million and 13.0 million shares at December 31, 2012 and 2011, respectively	(398,199)	(418,918)

Total stockholders’ equity	542,896	487,988

Total liabilities and stockholders’ equity	$2,445,834	$2,245,415

See accompanying notes to consolidated financial statements.

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

Consolidated Statements of Earnings

Years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(In thousands, except per share amounts)
Revenues	$1,997,651	$1,983,433	$2,196,551
Expenses:
Operating expenses	1,465,095	1,480,371	1,533,060
Depreciation and amortization	96,744	88,942	87,449
Legal and regulatory charges	192,417	78,484	—
Exit costs, impairments and other charges	10,460	56,912	14,069

Total expenses	1,764,716	1,704,709	1,634,578

Operating income	232,935	278,724	561,973

Other income (expense):
Interest income	1,862	1,451	982
Interest expense	(88,008)	(67,583)	(71,277)
Other income (expense), net	194	(181)	340

Total other income (expense)	(85,952)	(66,313)	(69,955)

Earnings from continuing operations before income taxes	146,983	212,411	492,018
Provision for income taxes	67,546	77,167	186,964

Net earnings from continuing operations	79,437	135,244	305,054
Loss from discontinued operations, net of tax	(9,078)	(38,701)	(2,710)

Net earnings	70,359	96,543	302,344

Net earnings per share — basic from continuing operations	$0.94	$1.58	$3.28
Net loss per share — basic from discontinued operations	(0.11)	(0.45)	(0.03)

Net earnings per share — basic	$0.83	$1.13	$3.25

Weighted average shares outstanding — basic	84,647	85,554	93,095

Net earnings per share — diluted from continuing operations	$0.93	$1.58	$3.26
Net loss per share — diluted from discontinued operations	(0.10)	(0.45)	(0.03)

Net earnings per share — diluted	$0.83	$1.13	$3.23

Weighted average shares outstanding — diluted	84,857	85,685	93,559

See accompanying notes to consolidated financial statements.

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Earnings

Years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(In thousands)
Net earnings	$70,359	$96,543	$302,344
Other comprehensive earnings (loss):
Unrealized gain (loss) on other investments, net of tax	663	1,267	(224)
Unrealized gain (loss) on interest rate swaps, net of tax (1)	(1,959)	(2,767)	7,571

Other comprehensive earnings (loss)	(1,296)	(1,500)	7,347

Comprehensive earnings	$69,063	$95,043	$309,691

(1)	Net of income tax expense (benefit) of $(1.2) million, $(1.8) million and $4.7 million for the years ended December 31, 2012, 2011 and 2010.

See accompanying notes to consolidated financial statements.

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2012, 2011 and 2010

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Shares	Treasury Stock	Total Equity
	(In thousands)
Balances, December 31, 2009	97,049	$10	$173,424	$330,963	$(7,630)	(1,210)	$(40,909)	$455,858

Net earnings	—	—	—	302,344	—	—	—	302,344
Issuance of restricted stock	2	—	—	—	—	—	—	—
Cash dividends declared (1) (2)	—	—	—	(37,139)	—	—	—	(37,139)
Exercise of stock options and restricted stock vesting	376	—	11,230	—	—	54	881	12,111
Tax benefit associated with equity compensation	—	—	165	—	—	—	—	165
Stock-based compensation	—	—	32,077	—	—	—	—	32,077
Treasury stock repurchases	—	—	—	—	—	(7,425)	(246,549)	(246,549)
Unrealized loss on investments, net	—	—	—	—	(224)	—	—	(224)
Unrealized gain on interest rate swaps, net	—	—	—	—	7,571	—	—	7,571

Balances, December 31, 2010	97,427	10	216,896	596,168	(283)	(8,581)	(286,577)	526,214

Net earnings	—	—	—	96,543	—	—	—	96,543
Cash dividends declared (1) (2)	—	—	—	(34,565)	—	—	—	(34,565)
Exercise of stock options and restricted stock vesting	—	—	(7,199)	—	—	121	4,537	(2,662)
Income tax expense from exercise of stock options	—	—	(873)	—	—	—	—	(873)
Stock-based compensation	—	—	41,709	—	—	—	—	41,709
Treasury stock repurchases	—	—	—	—	—	(4,561)	(136,878)	(136,878)
Unrealized gain on investments, net	—	—	—	—	1,267	—	—	1,267
Unrealized loss on interest rate swaps, net	—	—	—	—	(2,767)	—	—	(2,767)

Balances, December 31, 2011	97,427	10	250,533	658,146	(1,783)	(13,021)	(418,918)	487,988

Net earnings	—	—	—	70,359	—	—	—	70,359
Cash dividends declared (1) (2)	—	—	—	(34,357)	—	—	—	(34,357)
Exercise of stock options and restricted stock vesting	—	—	(23,400)	—	—	507	20,719	(2,681)
Income tax expense from exercise of stock options	—	—	(2,866)	—	—	—	—	(2,866)
Stock-based compensation	—	—	25,749	—	—	—	—	25,749
Unrealized gain on investments, net	—	—	—	—	663	—	—	663
Unrealized loss on interest rate swaps, net	—	—	—	—	(1,959)	—	—	(1,959)

Balances, December 31, 2012	97,427	$10	$250,016	$694,148	$(3,079)	(12,514)	$(398,199)	$542,896

(1)	Dividends were paid at $0.10 per common share per quarter.
(2)	Dividends declared includes dividends accrued on restricted stock that are not paid until a vesting occurs.

See accompanying notes to consolidated financial statements.

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
	(In thousands)
Cash flows from operating activities:
Net earnings	$70,359	$96,543	$302,344
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	98,778	98,828	98,761
Amortization of debt issuance costs	12,250	10,017	4,716
(Gain) loss on sale of discontinued operations	(20,207)	849	—
Asset impairment charges	6,603	71,995	—
Deferred income taxes, net	(3,654)	(4,761)	30,417
Stock-based compensation cost	25,749	41,709	32,077
Income tax effect of equity compensation	(891)	873	(165)
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	62,571	72,446	(17,802)
Other receivables	(896)	3,303	(1,126)
Prepaid expenses and other assets	(27,168)	(6,274)	(22,859)
Deferred revenues	18,054	3,975	(11,687)
Accounts payable, accrued liabilities and other liabilities	192,914	88,356	34,018

Net cash provided by operating activities	434,462	477,859	448,694

Cash flows from investing activities:
Additions to property and equipment	(38,905)	(32,768)	(40,653)
Additions to capitalized software	(74,423)	(72,111)	(67,603)
Purchases of investments	(24,533)	(25,211)	(21,206)
Proceeds from sale of investments	5,917	3,702	250
Acquisition of title plants and property records data	(44,766)	(23,967)	(4,401)
Acquisitions, net of cash acquired	(12,250)	(9,802)	(18,823)
Proceeds from sale of discontinued operations, net of cash distributed	42,628	4,451	—

Net cash used in investing activities	(146,332)	(155,706)	(152,436)

Cash flows from financing activities:
Borrowings	600,000	1,005,000	—
Debt service payments	(318,957)	(1,100,242)	(40,109)
Debt issuance costs paid	(10,622)	(22,059)	—
Exercise of stock options and restricted stock vesting	(2,681)	(2,662)	12,111
Income tax effect of equity compensation	891	(873)	165
Dividends paid	(33,875)	(34,446)	(37,139)
Treasury stock repurchases	—	(136,878)	(246,549)
Bond repurchases	(362,000)	(4,925)	—
Payment of contingent consideration related to acquisitions	(2,000)	—	(2,978)

Net cash used in financing activities	(129,244)	(297,085)	(314,499)

Net increase (decrease) in cash and cash equivalents	158,886	25,068	(18,241)
Cash and cash equivalents, beginning of year	77,355	52,287	70,528

Cash and cash equivalents, end of year	$236,241	$77,355	$52,287

Supplemental disclosures of cash flow information:
Cash paid for interest	$68,827	$56,975	$69,005

Cash paid for taxes	$74,704	$56,538	$151,436

See accompanying notes to consolidated financial statements.

LENDER PROCESSING SERVICES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Except as otherwise indicated or unless the context otherwise requires, all references to “LPS,” “we,” the “Company,” or the “registrant” are to Lender Processing Services, Inc., a Delaware corporation that was incorporated in December 2007 as a wholly-owned subsidiary of FIS, and its subsidiaries; all references to “FIS,” the “former parent,” or the “holding company” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc., and its subsidiaries, that owned all of LPS’s shares until July 2, 2008; and all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.).

(1) Description of Business

Lender Processing Services, Inc. Spin-off Transaction

Our former parent, Fidelity National Information Services, Inc., is a Georgia corporation formerly known as Certegy Inc. In October 2007, the board of directors of FIS approved a plan of restructuring pursuant to which FIS would spin off its lender processing services segment to its shareholders in a tax free distribution. Pursuant to this plan of restructuring, on June 16, 2008, FIS contributed to us substantially all of its interest in the assets, liabilities, businesses and employees related to FIS’s lender processing services operations in exchange for shares of our common stock and $1,585.0 million aggregate principal amount of our debt obligations, including our senior notes and debt obligations under our 2008 Credit Agreement described in note 13.

On July 2, 2008, FIS distributed to its shareholders a dividend of one-half share of our common stock, par value $0.0001 per share, for each issued and outstanding share of FIS common stock held on June 24, 2008, which we refer to as the “spin-off.” Also on July 2, 2008, FIS exchanged 100% of our debt obligations for a like amount of FIS’s existing Tranche B Term Loans issued under its Credit Agreement dated as of January 18, 2007. The spin-off was tax-free to FIS and its shareholders, and the debt-for-debt exchange undertaken in connection with the spin-off was tax-free to FIS. On July 3, 2008, we commenced regular way trading on the New York Stock Exchange under the trading symbol “LPS.”

Reporting Segments

We are a provider of integrated technology, data and services to the mortgage lending industry, with a market leading position in mortgage processing in the United States (the “U.S.”). We conduct our operations through two reporting segments, Technology, Data and Analytics and Transaction Services.

Our Technology, Data and Analytics (“TD&A”) segment principally includes:

•	our mortgage processing services, which we conduct using our mortgage servicing platform (“MSP”) and our team of experienced support personnel;

•	our Desktop application, a workflow system that assists our customers in managing business processes, which is primarily used in connection with mortgage loan default management;

•	our other software and related service offerings, including our mortgage origination software and our collaborative electronic vendor network, which provides connectivity among mortgage industry participants; and

our data and analytics businesses, the most significant of which are our alternative property valuations business, which provides a range of valuations other than traditional appraisals, and our aggregated property, loan and tax data services.

Our Transaction Services segment offers a range of services used mainly in the production of a mortgage loan, which we refer to as our origination services, and in the management of mortgage loans that go into default, which we refer to as default services.

Our origination services include:

•	settlement and title agency services, in which we act as an agent for title insurers or as an underwriter, and closing services, in which we assist in the closing of real estate transactions;

•	appraisal services, which consist of traditional property appraisals provided through our appraisal management company; and

•	flood zone determination services, which assists lenders in determining whether a property is in a federally designated flood zone.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Our default services include, among others:

•	property inspection and preservation services designed to preserve the value of properties securing defaulted loans; and

•	foreclosure administrative services, including administrative services and support provided to independent attorneys and trustees, mandatory title searches, posting and publishing, and other services.

In addition to our two reporting segments, the corporate segment primarily consists of general and administrative expenses that are not included in the other segments and legal and regulatory charges.

(2) Significant Accounting Policies

The following describes our significant accounting policies which have been followed in preparing the accompanying consolidated financial statements.

(a) Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated.

(b) Reclassifications and Segment Reorganization

In connection with organizational realignments implemented during the first quarter ended March 31, 2012, the Company made the following changes to its financial reporting structure and presentation:

•	Allocation of Corporate Expenses. To improve visibility and analysis regarding the performance of each reporting segment, as of January 1, 2012, the Company began allocating corporate expenses for functions that directly support the operating segments. Costs being allocated include, among others, stock compensation, internal audit, legal, human resources, marketing and accounting shared services. These costs are allocated to each reporting segment based on a variety of factors including headcount, actual consumption, activity, or other relevant factors. After completing the allocation process, the net remaining costs included in the Corporate segment represent unallocated general and administrative expenses, which are detailed further in note 18 to our consolidated financial statements.

•	Operating Segment Components. In order to provide improved comparability, LPS has reclassified operating results from 2011 to conform to certain 2012 organizational realignments. The specific components that were realigned include Broker Price Opinions, which was formerly included as part of the Data and Analytics reporting unit within the TD&A segment, and has been reclassified to our Default Services reporting unit within the Transaction Services segment; and Property Tax Direct/ National Tax Network, which represents the remaining portion of the Tax Services business unit that was sold on January 31, 2012, which was previously included as part of the Origination Services reporting unit within the Transaction Services segment, and is now included as part of the Data and Analytics reporting unit within the TD&A Segment. We also have discontinued the historical allocation of a portion of the revenue and expenses of our Desktop business unit, included as part of our Technology reporting unit within our TD&A segment, to the Foreclosure business unit, included as part of our Default Services reporting unit within the Transaction Services segment.

•	Financial Statement Captions. In the accompanying consolidated statement of earnings, we have eliminated the use of financial statement captions “Gross Margin”, “Cost of revenues” and “Selling, general and administrative expenses”. We now use the captions “Operating expenses,” “Depreciation and amortization,” “Legal and regulatory charges” and “Exit costs, impairments and other charges.” “Operating expenses” includes all costs, excluding depreciation and amortization, incurred by the Company to produce revenues. “Legal and regulatory charges” represents our loss contingency and related expenses for legal and regulatory matters that are probable and estimable. “Exit costs, impairments and other charges” represents certain lease exit charges, employee severance, stock compensation acceleration charges, impairments of long-lived assets, and other non-recurring charges.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

All prior period information related to the above described realignments has been reclassified to conform with the current year’s presentation. The changes noted above did not have any impact on previously reported consolidated revenues, operating income, net earnings, earnings per share or stockholders’ equity.

(c) Fair Value

Fair Value of Financial Assets and Liabilities

The fair values of financial assets and liabilities are determined using the following fair value hierarchy:

•	Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2 Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability; and

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level within the fair value hierarchy our assets and liabilities measured at fair value on a recurring basis. The fair values of other financial instruments, which primarily include short-term financial assets and liabilities and long term debt, are estimated as of year-end and disclosed elsewhere in these notes.

As of December 31, 2012 (in millions):

			Fair Value
	Classification	Carrying Value	Level 1	Level 2	Level 3	Total
Investments (note 5)	Asset	$74.6	$5.1	$69.5	$—	$74.6
Interest rate swaps (note 13)	Liability	$8.6	$—	$8.6	$—	$8.6

As of December 31, 2011 (in millions):

			Fair Value
	Classification	Carrying Value	Level 1	Level 2	Level 3	Total
Investments (note 5)	Asset	$55.6	$6.9	$48.7	$—	$55.6
Interest rate swaps (note 13)	Liability	$5.4	$—	$5.4	$—	$5.4

Our Level 1 financial instruments include U.S. government and agency bonds, for which there are quoted prices in active markets. Our Level 2 financial instruments consist of corporate bonds, municipal bonds and derivatives, for which there are parallel markets or alternative means to estimate fair value using observable information inputs. The estimates used are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the values presented are not necessarily indicative of amounts we could realize or settle currently.

Fair Value of Assets Acquired and Liabilities Assumed

The fair values of assets acquired and liabilities assumed in business combinations are estimated using various assumptions. The most significant assumptions, and those requiring the most judgment, involve the estimated fair values of intangible assets and software, with the remaining value, if any, attributable to goodwill. The Company utilizes third-party specialists to assist with determining the fair values of intangible assets and software purchased in business combinations.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(d) Management Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The accounting estimates that require our most significant, difficult and subjective judgments include the recoverability of long-lived assets and goodwill, allowance for doubtful accounts, the assessment of loss contingencies and income tax reserves. Actual results that we experience could differ from our estimates.

(e) Cash and Cash Equivalents

Highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. Cash equivalents are predominantly invested with high credit quality financial institutions and consist of short-term investments, such as demand deposit accounts, money market accounts, money market funds and time deposits. The carrying amounts of these instruments reported in the consolidated balance sheets approximate their fair value because of their immediate or short-term maturities.

(f) Trade Receivables, Net

The carrying amounts reported in the consolidated balance sheets for trade receivables approximate their fair value because of their immediate or short-term maturities.

A summary of trade receivables, net of an allowance for doubtful accounts, at December 31, 2012 and 2011 is as follows (in thousands):

	2012	2011
Trade receivables — billed	$288,483	$349,503
Trade receivables — unbilled	31,843	31,558

Total trade receivables	320,326	381,061
Allowance for doubtful accounts	(45,543)	(36,013)

Total trade receivables, net	$274,783	$345,048

The allowance for doubtful accounts represents management’s estimate of those balances that are uncollectable as of the consolidated balance sheet dates. We write-off accounts receivable when the likelihood of collection of a trade receivable balance is considered remote. The allowance for doubtful accounts has increased during 2012 as compared to 2011 due to the impact of the continued slowdown in the processing of foreclosures in certain of our default services businesses, in which the collection of our revenue is tied to the completion of a foreclosure proceeding. Continued delays in the foreclosure process and the timing of payments for these services could result in additional increases to our allowance for doubtful accounts, or in certain trade receivables becoming uncollectable.

A summary of the roll forward of allowance for doubtful accounts for the years ended December 31, 2012, 2011 and 2010 is as follows (in thousands):

	Balance at Beginning of Period	Bad Debt Expense	Write-offs, Net of Recoveries	Transfers and Acquisitions	Balance at End of Period
Year ended December 31, 2010	$(25,964)	(24,914)	17,339	—	$(33,539)
Year ended December 31, 2011	$(33,539)	(22,811)	20,337	—	$(36,013)
Year ended December 31, 2012	$(36,013)	(23,471)	13,487	454	$(45,543)

(g) Deferred Contract Costs

Cost of software sales, outsourced data processing and application management arrangements, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of a contract are deferred and expensed over the contract life. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or transition activities and are primarily associated with installation of systems/processes and data conversion.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

In the event indications exist that a deferred contract cost balance related to a particular contract may be impaired, undiscounted estimated cash flows of the contract are projected over its remaining term and compared to the unamortized deferred contract cost balance. If the projected cash flows are not adequate to recover the unamortized cost balance, the balance would be adjusted to equal the contract’s net realizable value, including any termination fees provided for under the contract, in the period such a determination is made.

As of December 31, 2012 and 2011, we had approximately $37.1 million and $34.6 million, respectively, recorded as deferred contract costs that were classified in prepaid expenses and other current assets and other non-current assets in our consolidated balance sheets. Amortization expense for deferred contract costs was $9.3 million, $7.1 million and $7.3 million for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in depreciation and amortization in the accompanying consolidated statements of earnings.

(h) Long-Lived Assets

Long-lived assets and intangible assets with definite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(i) Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method based on the estimated useful lives of the related assets: 30 years for buildings and 3 to 7 years for furniture, fixtures and computer equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the initial term of the respective leases or the estimated useful lives of such assets.

(j) Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life, ranging from 5 years to 10 years.

Internally developed software costs are amortized using the straight-line method over its estimated useful life. Useful lives of computer software range from 3 years to 10 years. Capitalized software development costs are accounted for in accordance with either ASC Topic 985, Software, Subtopic 20, Costs of Software to Be Sold, Leased, or Marketed (“ASC 985-20”), or ASC Topic 350, Intangibles — Goodwill and Other (“ASC 350”), Subtopic 40, Internal-Use Software (“ASC 350-40”). For computer software products to be sold, leased, or otherwise marketed (ASC 985-20 software), all costs incurred to establish the technological feasibility are research and development costs, and are expensed as they are incurred. Costs incurred subsequent to establishing technological feasibility, such as programmers salaries and related payroll costs and costs of independent contractors, are capitalized and amortized on a product by product basis commencing on the date of general release to customers. We do not capitalize any costs once the product is available for general release to customers. For internal-use computer software products (ASC 350-40 software), internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product by product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use. We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset.

(k) Intangible Assets

We have intangible assets which consist primarily of customer relationships and trademarks that are recorded in connection with acquisitions at their fair value based on the results of a valuation analysis. Customer relationships are amortized over their estimated useful lives using an accelerated method which takes into consideration expected customer attrition rates over a period of up to 10 years. Certain trademarks determined to have indefinite lives are reviewed for impairment at least annually.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(l) Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill is not amortized, and is tested for impairment annually, or more frequently if circumstances indicate potential impairment. We test goodwill for impairment using a fair value approach at the reporting unit level. We have four reporting units that carry goodwill as of the balance sheet date — Technology, Data and Analytics, Origination Services, and Default Services. We measure for impairment on an annual basis during the fourth quarter using a September 30th measurement date. Other than impairments recorded to discontinued operations, which are described in note 9 and 10 herein, we have not recorded an impairment to goodwill during the years ended December 31, 2012, 2011 and 2010.

The results of our 2012 annual assessment of the recoverability of goodwill indicated that the fair value of each of our reporting units was substantially in excess of their carrying value. As of December 31, 2012, the fair value of our Data and Analytics reporting unit, which includes goodwill of $104.7 million, or approximately 9% of our consolidated goodwill balance, exceeded its carrying value by 16% and represented the reporting unit with the least amount of excess fair value. During 2012 and 2011, we made considerable investments in our Data and Analytics reporting unit that are expected to result in revenue growth and incremental profitability. The valuation model that is used to estimate the fair value of this reporting unit contemplates certain assumptions made by management about the timing and volume of incremental business resulting from our investments. If actual results are not consistent with our assumptions, we may be required to record goodwill impairment charges in the future.

(m) Trade Accounts Payable

The carrying amounts reported in the consolidated balance sheets for trade accounts payable approximate their fair value because of their immediate or short-term maturities.

(n) Loss Contingencies

ASC Topic 450, Contingencies (“ASC 450”) requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We accrue estimated legal fees associated with loss contingencies for which we believe a loss is probable and can be reasonably estimated.

(o) Restructuring Activities

We apply the provisions of ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”) and ASC Topic 712, Nonretirement Postemployment Benefits (“ASC 712”) in the recording of severance costs. Severance costs accounted for under ASC 420 are recognized when management with the proper level of authority has committed to a restructuring plan and communicated those actions to employees. Severance costs accounted for under ASC 712 are recognized when it is probable that employees will be entitled to benefits and the amount can be reasonably estimated. At each reporting date, we evaluate our accruals for restructuring costs to ensure they are still appropriate.

(p) Deferred Compensation Plan

LPS maintains a deferred compensation plan (the “Plan”) which is available to certain LPS management level employees and directors. The Plan permits participants to defer receipt of part of their current compensation. Participant benefits for the Plan are provided by a funded rabbi trust.

The compensation withheld from Plan participants, together with investment income on the Plan, is recorded as a deferred compensation obligation to participants and is included as a long-term liability in the accompanying consolidated balance sheets. The related plan assets are classified within other non-current assets in the accompanying consolidated balance sheets and are reported at market value. The deferred compensation liability totaled $21.4 million and $20.7 million as of December 31, 2012 and 2011, respectively, and approximates the fair value of the corresponding asset.

(q) Derivative Instruments

We account for derivative financial instruments in accordance with ASC Topic 815, Derivatives and Hedging (“ASC 815”). We engage in hedging activities relating to our variable rate debt through the use of interest rate swaps. We have designated these interest rate swaps as cash flow hedges. Gains and losses on cash flow hedges are included, to the extent they are effective, in other comprehensive earnings, until the underlying transactions are recognized as gains or losses and included in our consolidated statement of earnings.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(r) Revenue Recognition

The following describes our primary types of revenues and our revenue recognition policies as they pertain to the types of contractual arrangements we enter into with our customers to provide services, software licenses, and software related services either individually or as part of an integrated offering of multiple services. These arrangements occasionally include offerings from more than one segment to the same customer. The revenues associated with these multiple element arrangements are recognized in accordance with the applicable revenue recognition accounting principles as further described below.

In our Technology, Data and Analytics segment, we recognize revenues relating to mortgage processing, outsourced business processing services, data and analytics services, along with software licensing and software related services. In some cases, these services are offered in combination with one another, and in other cases we offer them individually. Revenues from processing services are typically volume-based depending on factors such as the number of accounts processed, transactions processed and computer resources utilized.

The majority of the revenues in our Technology, Data and Analytics segment are from outsourced data processing and application hosting, data and valuation related services, and outsourced business processing services. Revenue is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. For hosting arrangements, revenues and costs related to implementation, conversion and programming services are deferred and subsequently recognized using the straight-line method over the term of the related services agreement. We evaluate these deferred contract costs for impairment in the event any indications of impairment exist.

In the event that our arrangements with our customers include more than one element, we determine whether the individual revenue elements can be recognized separately. We determine whether an arrangement involving more than one deliverable contains more than one unit of accounting, as well as how the arrangement consideration should be allocated to the separate units of accounting.

For multiple element software arrangements, we determine the appropriate units of accounting and how the arrangement consideration should be measured and allocated to the separate units. Initial license fees are recognized when a contract exists, the fee is fixed or determinable, software delivery has occurred and collection of the receivable is deemed probable, provided that vendor-specific objective evidence (“VSOE”) has been established for each element or for any undelivered elements. We determine the fair value of each element or the undelivered elements in multi-element software arrangements based on VSOE. VSOE for each element is based on the price charged when the same element is sold separately, or in the case of post-contract customer support, when a stated renewal rate is provided to the customer. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of fair value does not exist for one or more undelivered elements of a contract, then all revenue is deferred until all elements are delivered or fair value is determined for all remaining undelivered elements. Revenue from post-contract customer support is recognized ratably over the term of the agreement. We record deferred revenue for all billings invoiced prior to revenue recognition.

In our Transaction Services segment, we recognize revenues relating to origination services and default services. Origination services primarily consist of centralized title agency services for various types of lenders. Revenues relating to origination services are typically recognized at the time of closing of the related real estate transaction. Ancillary service fees are recognized when the service is provided. Default services assist customers through the default and foreclosure process, including property preservation and maintenance services (such as lock changes, window replacement, debris removal and lawn service), posting and publication of foreclosure and auction notices, title searches, document preparation and recording services, and referrals for legal and property brokerage services. Property data or data-related services principally include appraisal and valuation services, property records information, and flood zone information. Revenues derived from these services are recognized as the services are performed as described above.

(s) Expenses

Operating expenses includes all costs, excluding depreciation and amortization, incurred by the Company to produce revenues. Operating expenses includes payroll, employee benefits, occupancy costs, data processing costs, program design and development costs, and professional services. Depreciation and amortization includes amortization of software, deferred contract costs and intangible assets and depreciation of operating assets. Exit costs, impairments and other charges includes certain lease exit charges, employee severance, stock compensation acceleration charges, impairments of long-lived assets, and other non-recurring charges.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Selling, general, and administrative expenses, which are only included in our corporate segment within operating expenses, include payroll, employee benefits, occupancy and other costs associated with personnel employed in sales, marketing, human resources and finance roles. Selling, general, and administrative expenses also include depreciation of non-operating assets, professional and legal fees not related to matters determined to be probable and estimable, and costs of advertising and other marketing-related programs.

(t) Stock-Based Compensation Plans

We account for stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation. Compensation cost on stock awards is measured based on the fair value of the award at the grant date. Compensation cost on stock options and restricted stock awards without a performance criteria are generally recognized on a straight-line vesting basis over the vesting period. Compensation cost on restricted stock awards with a performance criteria are generally recognized using a graded vesting basis over the vesting period.

(u) Income Taxes

We recognize deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the income tax basis of our assets and liabilities and expected benefits of utilizing tax net operating loss and credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, if necessary, for the amount of any tax benefits that, based on available evidence, are not expected to be realized. The impact on deferred income taxes of changes in tax rates and laws, if any, is reflected in the consolidated financial statements in the period enacted.

(v) Net Earnings Per Share

The basic weighted average shares and common stock equivalents are computed in accordance with ASC Topic 260, Earnings Per Share, using the treasury stock method.

The following table summarizes earnings per share for the years ended December 31, 2012, 2011 and 2010 (in thousands, except per share amounts):

	2012	2011	2010
Earnings from continuing operations, net of tax	$79,437	$135,244	$305,054
Loss from discontinued operations, net of tax	(9,078)	(38,701)	(2,710)

Net earnings	$70,359	$96,543	$302,344

Net earnings per share — basic from continuing operations	$0.94	$1.58	$3.28
Net loss per share — basic from discontinued operations	(0.11)	(0.45)	(0.03)

Net earnings per share — basic	$0.83	$1.13	$3.25

Weighted average shares outstanding — basic	84,647	85,554	93,095

Net earnings per share — diluted from continuing operations	$0.93	$1.58	$3.26
Net loss per share — diluted from discontinued operations	(0.10)	(0.45)	(0.03)

Net earnings per share — diluted	$0.83	$1.13	$3.23

Weighted average shares outstanding — diluted	84,857	85,685	93,559

Options to purchase approximately 6.4 million and 8.8 million shares of our common stock for the years ended December 31, 2012 and 2011, were not included in the computation of diluted earnings per share because they were antidilutive. In addition, as of December 31, 2012, 1.3 million shares of restricted stock are not included in the computation of diluted earnings per share due to vesting restrictions that contain forfeitable rights to dividends. We may, in the future, limit dilution caused by option exercises, including anticipated exercises, by repurchasing shares on the open market or in privately negotiated transactions.

Our ability to repurchase shares of common stock or senior notes is subject to restrictions contained in our senior secured credit agreement and in the indenture governing our senior unsecured notes. On October 28, 2010, our Board of Directors approved an authorization for us to repurchase up to $250.0 million of our common stock and/or our senior notes, effective through December 31, 2011. Subsequently, on June 16, 2011 our Board of Directors approved an authorization for us to

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

repurchase up to $100.0 million of our common stock and/or our senior notes, effective through December 31, 2012. During the year ended December 31, 2011, we repurchased 4.6 million shares of our stock for $136.9 million, at an average price of $29.98 per share, and $5.0 million face value of our senior notes for $4.9 million. During 2012, we did not repurchase any shares of stock or senior notes, and our repurchase authorization expired on December 31, 2012. Subsequently, on February 7, 2013, our Board of Directors approved an authorization to repurchase up to $100.0 million of our common stock, effective through June 30, 2014.

(w) Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, amended by ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Comprehensive Income. The ASUs eliminate the option to present the components of other comprehensive income (OCI) as part of the statement of changes in stockholders’ equity and requires a company to present items of net income and other comprehensive income either in one continuous statement or in two separate, but consecutive statements. The statement also requires a company to present a statement of comprehensive income as part of the statements of consolidating financial information. The new standard was effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted the new guidance as of January 1, 2012. As we have historically presented two separate consecutive statements, the new guidance only requires the presentation of statements of consolidating comprehensive earnings within note 19 to the consolidated financial statements, included herein.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which contains changes to the testing of goodwill for impairment. These changes provide an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not (more than 50%) that the fair value of a reporting unit is less than its carrying amount. If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the existing two-step quantitative impairment test, otherwise no further analysis is required. An entity may also elect not to perform the qualitative assessment and, instead, go directly to the two step quantitative impairment test. ASU No. 2011-08 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted the new guidance in ASU No. 2011-08 as of January 1, 2012 but elected to perform a quantitative assessment for our annual impairment test using our September 30th measurement date.

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU No. 2011-04 develops common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (IFRSs) and improves the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with GAAP and IFRSs. ASU No. 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011. We adopted the new guidance in ASU No. 2011-04 as of January 1, 2012, which only requires additional disclosure and does not have an impact on the Company’s consolidated financial position or results of operations.

In July 2012, the FASB issued an amended standard, ASU No. 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, to simplify how entities test indefinite-lived intangible assets for impairment, which improves consistency in impairment testing requirements among long-lived asset categories. The amended standard permits an assessment of qualitative factors to determine whether it is more likely than not (more than 50%) that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, the standard eliminates the requirement to perform quantitative impairment testing. The amended standard is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, and early adoption is permitted. We will adopt the amended standard on January 1, 2013, and we do not expect it to have an impact on the Company’s consolidated financial position or results of operations.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(3) Transactions with Related Parties

The Company did not have any related party transactions as of and during the year ended December 31, 2012.

Lee A. Kennedy has served as a director since our spin-off from FIS and as Chairman of the Board since March 2009. Mr. Kennedy served as Executive Chairman from September 15, 2009 until January 4, 2013. He also served as our interim President and Chief Executive Officer from July 6, 2011 to October 6, 2011. Historically, Mr. Kennedy also served as Chairman of Ceridian Corporation (“Ceridian”) from January 25, 2010 until July 28, 2011, and as Chief Executive Officer of Ceridian from January 25, 2010 until August 19, 2010. Therefore, Ceridian was a related party of the Company for periods from January 25, 2010 until July 28, 2011. During those periods we were (and we continue to be) party to certain agreements with Ceridian under which we incurred expenses. A summary of the Ceridian related party agreements is as follows:

•	FMLA Administrative Services. Ceridian provides certain administrative services to our human resources group, including Family and Medical Leave Act (“FMLA”) administrative services, military leave administrative services, flexible spending account services and tax processing services. Each of the administrative services agreements has an initial term of one year and is automatically renewable for successive one year terms unless either party gives 90 days prior written notice. Each agreement may be terminated upon 30 days written notice in the event of a breach.

•	COBRA Health Benefit Services. Ceridian also provides us with Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health benefit services. The COBRA agreement had an initial term of one year and is automatically renewable for successive one year terms unless either party gives 90 days prior written notice. This agreement may be terminated upon 30 days written notice in the event of a breach.

We incurred approximately $0.2 million and $0.1 million in expenses during the year ended December 31, 2011 and December 31, 2010, respectively, related to the Ceridian related party agreements listed above, which are included in operating expenses within the accompanying consolidated statements of earnings.

In addition, Mr. Kennedy served as an executive and a director of FIS through February 28, 2010. Therefore, FIS was a related party of the Company for periods prior to that date. From the spin-off until July 2010, we were allocated corporate costs from FIS and received certain corporate services from FIS.

Agreements from which we incurred related party expense and/or revenues from FIS in 2010 include:

•	Agreements to provide administrative corporate support services to and from FIS. Prior to the spin-off, FIS provided general management, accounting, treasury, payroll, human resources, internal audit, and other corporate administrative support services to us. In connection with the spin-off, we entered into corporate services agreements with FIS under which we received from FIS, and we provided to FIS, certain transitional corporate support services. The pricing for all of these services, was on an at-cost basis. These corporate services agreements had a term of two years following the spin-off.

•	Real estate management, real estate lease and equipment lease agreements. In connection with the spin-off and the transfer of the real property located at the Company’s corporate headquarters campus from FIS to LPS, the Company entered into new leases with FIS, as a tenant.

•	Licensing, cost sharing, business processing and other agreements. These agreements provide for the reimbursement of certain amounts from FIS related to various licensing and cost sharing agreements.

Revenues generated from FIS under these agreements through February 28, 2010 were less than $10,000. Expense reimbursements paid to or received from FIS under these agreements through February 28, 2010 were less than $50,000.

We believe the amounts charged by Ceridian, and earned from or charged by FIS under the above-described service arrangements were fair and reasonable.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(4) Acquisitions

The results of operations and financial position of entities acquired during the years ended December 31, 2012, 2011 and 2010 are included in the consolidated financial statements from and after the date of acquisition. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed based on a valuation performed with any excess cost over fair value being allocated to goodwill. The valuation of each acquisition was determined utilizing the income approach using a combination of Level 2 and Level 3-type inputs. The impact of the acquisitions made from January 1, 2010 through December 31, 2012 was not significant individually or in the aggregate to our historical financial results.

LendingSpace

On July 24, 2012, we completed the purchase of the assets of LendingSpace, a business that provides mortgage loan origination software solutions, for approximately $12.3 million. The acquisition resulted in the recognition of $6.7 million of goodwill, based on the amount that the purchase price exceeded the fair value of the net assets acquired. All of the acquired goodwill is deductible for tax purposes. As part of the acquisition, we also recognized $4.8 million of other intangible assets and software, which have a weighted average amortization period of approximately 6 years. LendingSpace is now a part of the Technology, Data and Analytics segment and will further strengthen LPS’ origination technology solutions.

PCLender

On March 14, 2011, our subsidiary, LPS Mortgage Processing Solutions, Inc., acquired PCLender.com, Inc. (“PCLender”) for $9.8 million (net of cash acquired). As a result of the transaction, we recognized a liability for contingent consideration totaling $3.0 million, of which $2.2 million is remaining as of December 31, 2012. The acquisition resulted in the recognition of $8.2 million of goodwill and $6.1 million of other intangible assets and software. PCLender is now a part of the Technology, Data and Analytics segment and further expands our loan origination offerings and market by complementing our Empower origination technology.

True Automation, Inc.

On November 12, 2010, our subsidiary, LPS Mortgage Processing Solutions, Inc., acquired True Automation, Inc. for $18.7 million (net of cash acquired). As a result of the transaction, we recognized a liability for contingent consideration totaling $2.0 million, which was paid out during the first quarter of 2012. The acquisition resulted in the recognition of $14.6 million of goodwill and $10.0 million of other intangible assets and software.

(5) Investments

Our title insurance underwriter subsidiary, National Title Insurance of New York, Inc., is statutorily required to maintain reserves for settling losses on the policies it issues. These investments, which consist of treasury bonds, municipal bonds, government agency bonds and corporate bonds, are classified as available-for-sale-securities, and are classified in the accompanying balance sheet at fair value within prepaid expenses and other current assets and other non-current assets. Any gains or losses on these investments are recognized in other comprehensive earnings (loss) until the investment maturity date. Since the Company does not intend to sell and will more-likely-than-not maintain each debt security until its anticipated recovery, and no significant credit risk is deemed to exist, these investments are not considered other than temporarily impaired. The carrying amounts and fair values of our available-for-sale-securities at December 31, 2012 and December 31, 2011 are as follows: (in thousands)

	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
As of December 31, 2012	$71,035	$3,669	$(83)	$74,621
As of December 31, 2011	$53,066	$2,781	$(269)	$55,578

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table summarizes the amortized costs and fair value of our investments, classified by stated maturity as of December 31, 2012 (in thousands):

	Adjusted Cost	Fair Value
2013-2017	$26,084	$27,089
2018-2022	25,907	26,988
2023-2027	10,149	10,536
2028-2032	4,724	5,252
Thereafter	4,171	4,756

Total	$71,035	$74,621

(6) Property and Equipment

Property and equipment as of December 31, 2012 and 2011 consists of the following (in thousands):

	2012	2011
Land	$4,847	$4,847
Buildings	80,186	78,297
Leasehold improvements	16,608	17,048
Computer equipment	170,287	161,301
Furniture, fixtures, and other equipment	50,368	42,625

Property and equipment	322,296	304,118
Accumulated depreciation and amortization	(195,663)	(182,873)

Property and equipment, net of depreciation and amortization	$126,633	$121,245

Depreciation and amortization expense on property and equipment related to continuing operations amounted to $31.1 million, $30.4 million and $27.0 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation and amortization expense on property and equipment related to discontinued operations is classified in the accompanying consolidated statements of earnings within loss from discontinued operations, net of tax, and amounted to $0.9 million, $2.3 million, and $3.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

For the years ended December 31, 2012 and 2011, we recognized impairments on property and equipment of $0.4 million and $2.7 million, respectively, related to certain underperforming operations and asset groups that management has decided to dispose of or wind down. We did not record any impairments during the year ended December 31, 2010. The impairment charges are classified in the accompanying consolidated statement of earnings within loss from discontinued operations, net of tax.

The fair value of each of the impaired assets or asset groups was determined under the income approach using Level 3 unobservable inputs of the fair value hierarchy by calculating the present value of the future cash flows associated with continuing to operate the business units.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(7) Computer Software

Computer software as of December 31, 2012 and 2011 consists of the following (in thousands):

	2012	2011
Software from business acquisitions	$85,147	$87,288
Capitalized software development costs	328,396	278,769
Purchased software	36,729	44,018

Computer software	450,272	410,075
Accumulated amortization	(205,001)	(181,193)

Computer software, net of accumulated amortization	$245,271	$228,882

Amortization expense on computer software related to continuing operations amounted to $44.5 million, $35.6 million and $30.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expense on computer software related to discontinued operations, which is classified in the accompanying consolidated statements of earnings within loss from discontinued operations, net of tax, amounted to $0.8 million, $6.0 million, and $5.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

For the years ended December 31, 2012 and 2011, we disposed of certain operations resulting in impairment charges totaling $0.6 million and $12.9 million, respectively, which are classified within the accompanying consolidated statements of earnings as part of loss from discontinued operations, net of tax. For the years ended December 31, 2012 and 2011, respectively, we also recorded $2.6 million and $8.4 million of asset impairments in continuing operations related to computer software projects that are no longer recoverable, which are classified in exit costs, impairments and other charges in the accompanying consolidated statements of earnings. We did not record any impairments during the year ended December 31, 2010.

During 2012, of the $2.6 million in asset impairment charges included within continuing operations, $1.8 million and $0.8 million relates to the TD&A and Corporate segments, respectively, and $1.8 million was recorded during the fourth quarter ended December 31, 2012. During 2011, of the $8.4 million in asset impairment charges included within continuing operations, $2.0 million, $1.6 million and $4.8 million relates to the Corporate, Transaction Services, and TD&A segments, respectively.

The fair value of each of the impaired assets or asset groups was determined under the income approach using Level 3 unobservable inputs of the fair value hierarchy by calculating the present value of the future cash flows associated with continuing to operate the business units.

(8) Intangible Assets

Intangible assets as of December 31, 2012 and 2011 consist of the following (in thousands):

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$251,247	$(239,071)	$12,176	$256,368	$(232,374)	$23,994
Customer contracts	40,590	(38,845)	1,745	106,582	(102,817)	3,765
Purchase data files	10,371	(3,618)	6,753	9,668	(2,543)	7,125
Other	7,799	(4,803)	2,996	9,133	(4,877)	4,256

Total Intangible Assets	$310,007	$(286,337)	$23,670	$381,751	$(342,611)	$39,140

Intangible assets, other than those with indefinite lives, are amortized over their estimated useful lives ranging from 5 to 10 years using accelerated methods. Amortization expense on intangible assets with definite lives related to continuing operations is included in depreciation and amortization in the accompanying consolidated statements of earnings and amounted to $11.7 million, $16.0 million and $22.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expense on intangible assets related to discontinued operations is classified in the accompanying statements of earnings within discontinued operations, net of tax, and amounted to $0.3 million, $1.5 million and $2.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

For the years ended December 31, 2012 and 2011, we recognized impairments on intangible assets of $0.2 million and $4.5 million, respectively, related to certain underperforming operations and asset groups that management decided to dispose-of or wind-down. We did not record any impairments during the year ended December 31, 2010. The impairments are classified in the accompanying consolidated statements of earnings within loss from discontinued operations, net of tax.

The fair value of each of the impaired assets or asset groups was determined under the income approach using Level 3 unobservable inputs of the fair value hierarchy by calculating the present value of the future cash flows associated with continuing to operate the business units.

Estimated amortization expense on intangible assets for the next five fiscal years is as follows (in thousands):

2013	$6,708
2014	3,800
2015	3,503
2016	2,821
2017	2,152

(9) Goodwill

Changes in goodwill during the years ended December 31, 2012 and 2011 are summarized as follows (in thousands):

	Technology, Data and Analytics	Transaction Services	Total
Balance, December 31, 2010	$774,061	$385,478	$1,159,539

Increases to goodwill related to acquisitions	8,776	—	8,776
Decreases to goodwill related to disposals and impairments	(27,080)	(8,407)	(35,487)

Balance, December 31, 2011	755,757	377,071	1,132,828

Increases to goodwill related to acquisitions (1)	6,669	—	6,669
Decreases to goodwill related to disposals and impairments (2)	(30,193)	—	(30,193)
Reapportionment of goodwill (3)	(7,400)	7,400	—

Balance, December 31, 2012	$724,833	$384,471	$1,109,304

(1)	On July 24, 2012, we completed the purchase of the assets of LendingSpace, and recorded $6.7 million of goodwill related to the acquisition.
(2)	We recorded $27.9 million in disposals of goodwill during 2012 related to the sale of SoftPro, True Automation, Aptitude Solutions, and IRMS, all previously included within our TD&A segment. We also recorded a $2.3 million impairment of goodwill related to a revision of the fair value of the remaining net assets of the True Automation business unit prior to its disposal.
(3)	As a result of the Company’s organizational realignment described in note 2(b), we reclassified $7.4 million of goodwill from the TD&A segment to the Transaction Services segment.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(10) Discontinued Operations

On December 20, 2012, we completed the sale of our IRMS business unit, which was included in the TD&A segment, for approximately $26.4 million plus a $1.0 million escrow deposit. As part of the sale, we recorded a pre-tax gain of $13.5 million included in other income (expense) in the table below.

During December 2012, we completed the shutdown of our Asset Management Solutions business unit within the Transaction Services segment. As the net assets of the business were written down during the fourth quarter of 2012 in anticipation of the shutdown, we recorded no gain or loss on disposal.

On May 2, 2012, we completed the sale of our True Automation and Aptitude Solutions business units, which were previously included within the TD&A segment, for approximately $15.5 million. We recorded a $1.4 million pre-tax loss on disposal included in other income (expense) in the table below.

On January 31, 2012, we completed the sale of our Tax Services business unit, previously included within the Transaction Services segment, in which we were required to pay a total of $14.4 million (all of which was paid as of the balance sheet date) to the buyer in exchange for their assumption of life-of-loan servicing obligations. As the net assets of the business were written down during 2011 in anticipation of the contemplated sale, no gain or loss was recognized during 2012 upon completion of the sale.

On January 9, 2012, we completed the sale of our SoftPro business unit, previously included within the TD&A segment, for approximately $15.5 million, and recorded a pre-tax gain on disposal of $8.1 million included in other income (expense) in the table below.

During the year ended December 31, 2011, we also sold or disposed of certain non-core or underperforming business units including Verification Bureau, Rising Tide Auction, and certain operations previously included in our Real Estate group, all of which were previously included as part of the TD&A segment.

Each of these business units qualify as discontinued operations under ASC Topic 205-20 Presentation of Financial Statements- Discontinued Operations (“ASC 205-20”). Under that guidance, the results of operations of a component of an entity that either has been disposed of or is classified as held for sale shall be reported as discontinued operations if the entity will not have significant continuing involvement in the operations of the component after the disposal transaction and the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal. The results of discontinued operations are presented net of tax, as a separate component in the consolidated statements of earnings. Prior period amounts pertaining to these operations have been reclassified to reflect them as discontinued for all periods presented.

The table below illustrates the revenues, loss from operations and impairment charges related to discontinued operations for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	2012	2011	2010
Revenues	$72,236	$176,823	$259,784

Pretax loss from discontinued operations before impairment charges	$(15,474)	$(10,904)	$(5,064)
Impairment charges (1):
Intangible assets	(226)	(4,472)	—
Computer software	(589)	(12,871)	—
Property and equipment	(415)	(2,709)	—
Goodwill	(2,281)	(35,487)	—
Other	(467)	525	—

Total impairment charges	(3,978)	(55,014)	—
Pretax loss from discontinued operations	(19,452)	(65,918)	(5,064)
Other income (expense) (2)	20,197	(415)	693
Income tax benefit (expense) on discontinued operations	(9,823)	27,632	1,661

Loss from discontinued operations, net of tax	$(9,078)	$(38,701)	$(2,710)

(1)	2012 and 2011 impairments related to discontinued operations are further described in note 6, “Property and Equipment”, note 7, “Computer Software”, note 8, “Intangible Assets” and note 9, “Goodwill”.
(2)	Other income (expense) includes interest income (expense) related to discontinued operations as well as gains (losses) related to the disposal of discontinued operations of $20.2 million and $(0.9) million for the years ended December 31, 2012 and December 31, 2011, respectively.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The assets held for sale and related liabilities summarized below are included in the following captions of the accompanying consolidated balance sheets (in thousands):

	2012	2011
Assets:
Trade receivables, net	$4,066	$10,995
Prepaid expenses and other current assets	94	2,366
Property and equipment, computer software and other intangibles assets, net	17	20,097
Goodwill	—	10,441
Other non-current assets	—	4,147

Total assets held for sale	$4,177	$48,046

Liabilities:
Trade accounts payable, accrued salaries and benefits and other accrued liabilities	$3,547	$12,114
Deferred revenues	—	17,409
Other long-term liabilities	738	13,803

Total liabilities related to assets held for sale	$4,285	$43,326

(11) Other Accrued Liabilities

Other accrued liabilities as of December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Other operating expense accruals	$75,263	$77,627
Title claims reserve	69,423	62,493
Recording and transfer tax liabilities	15,240	11,901
Interest accrual on debt and swap obligations	9,532	16,606

Total other accrued liabilities	$169,458	$168,627

(12) Restructuring

During the fourth quarter of 2012, management committed to a restructuring plan in order to remove duplicate headcount, reduce future operating expense, and improve operational performance and profitability. The total restructuring costs related to these efforts amounted to $2.1 million of employee termination costs, of which $1.0 million, $0.4 million and $0.7 million relates to the Technology, Data and Analytics, Transaction Services and Corporate segments, respectively. The following table sets forth the Company’s Fourth Quarter 2012 Restructuring Plan, as of and for the year ended December 31, 2012 (in millions):

Fourth Quarter 2012 Restructuring Plan	Additions to expense	Cash Paid	Other Accrued Liabilities December 31, 2012
Ongoing termination arrangement	$2.1	$(1.0)	$1.1

All payouts related to our Fourth Quarter 2012 Restructuring Plan are expected to be made by June 30, 2013.

During 2011, management committed to three separate restructuring plans (the “First Quarter 2011 Restructuring Plan”, the “Second Quarter 2011 Restructuring Plan”, and the “Fourth Quarter 2011 Restructuring Plan”). For the year ended December 31, 2011, the total restructuring costs related to these efforts amounted to $35.3 million of employee termination costs, of which $24.8 million relates to severance benefits and $10.5 million relates to the acceleration of stock compensation expense included as part of the change in additional-paid-in capital in the accompanying 2011 consolidated statement of stockholders’ equity. Restructuring costs from continuing operations are included in the accompanying consolidated statements of earnings as part of exit costs, impairments and other charges. Restructuring costs included as part of business units that have been sold or disposed of are included in the accompanying consolidated statements of earnings within loss from discontinued operations, net of tax.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2011, severance benefits recorded in continuing operations amounted to $8.5 million, $3.8 million and $10.6 million within the Technology, Data and Analytics, Transaction Services and Corporate segments, respectively. All payouts related to the First Quarter 2011 and Second Quarter 2011 Restructuring Plans were made by June 30, 2011 and June 30, 2012, respectively.

The following table sets forth the Company’s Fourth Quarter 2011 Restructuring Plan, exclusive of stock-based compensation charges, as of and for the year ended December 31, 2012 (in millions):

Fourth Quarter 2011 Restructuring Plan	Other Accrued Liabilities December 31, 2011	Cash Paid	Other	Other Accrued Liabilities December 31, 2012
Ongoing termination arrangement	$1.9	$(1.4)	$(0.5)	$—
Contract termination costs—severance	3.5	(3.5)	—	—

Total	$5.4	$(4.9)	$(0.5)	$—

(13) Long-Term Debt

Long-term debt as of December 31, 2012 and 2011 consisted of the following (in thousands):

	2012	2011
Term A Loan, secured, interest payable at LIBOR plus 2.50% (2.71% at December 31, 2012) quarterly principal amortization, maturing August 2016	$468,125	$528,313
Term B Loan, secured, interest payable at LIBOR plus 4.50%, subject to 1% LIBOR Floor, quarterly principal amortization, maturing August 2018 (1)	—	248,750
Revolving Loan, secured, interest payable at LIBOR plus 2.50% (Eurocurrency Borrowings) (2.71% at December 31, 2012), Fed-funds plus 2.50% (Swingline borrowings) (2.59% at December 31, 2012), or the highest of (a) Fed-funds plus 0.50%, (b) Prime or (c) LIBOR plus 1%, plus the Applicable Margin for Base Rate borrowings of 1.50% (Base Rate Borrowings) (2.09%, 4.75% or 2.71% respectively at December 31, 2012), maturing August 2016. Total of $398.1 million unused (net of outstanding letters of credit and revolver) as of December 31, 2012	—	10,000
Senior unsecured notes, issued at par, interest payable semiannually at 8.125%, due July 2016 (1)	—	362,000
Senior unsecured notes, issued at par, interest payable semiannually at 5.75%, due Oct 2023 (1)	600,000	—
Other promissory notes with various interest rates and maturities	—	97

Total debt	1,068,125	1,149,160
Less current portion	—	(39,310)

Long-term debt, excluding current portion	$1,068,125	$1,109,850

(1)	On October 12, 2012, we closed the offering of $600 million aggregate principal amount of 5.75% Senior Notes due 2023 (the “2023 Notes”). A portion of the net proceeds of the offering, along with cash on hand, was used to purchase the outstanding principal amount of the 2016 Notes and to prepay in full the outstanding Term B Loan under the 2011 Credit Agreement.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Financing

On August 18, 2011, the Company entered into an Amendment, Restatement and Joinder Agreement (the “Amendment Agreement”) in respect of the Credit Agreement dated as of July 2, 2008 (the “2008 Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer, and various other lenders who were parties to the 2008 Credit Agreement. In connection with entering into the Amendment Agreement, on August 18, 2011, the Company also entered into an Amended and Restated Credit Agreement (the “2011 Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and Letters of Credit Issuer, and various other lenders who are parties to the 2011 Credit Agreement which amends and restates the 2008 Credit Agreement. On October 19, 2012, we entered into Amendment No. 1 (the “Amendment”) to the 2011 Credit Agreement, which (i) gives us additional flexibility under the 2011 Credit Agreement with respect to charges incurred for accruals for litigation and regulatory matters, and (ii) extends the period with respect to which mandatory prepayments using excess cash flow must be made from the fiscal year ending December 31, 2012 to the fiscal year ending December 31, 2013. In connection with the amendment, during the three months ended December 31, 2012, we paid fees of $1.4 million, of which we expensed $0.6 million and capitalized $0.8 million.

The 2011 Credit Agreement consists of: (i) a 5-year revolving credit facility in an aggregate principal amount outstanding at any time not to exceed $400 million (with a $25 million sub-facility for Letters of Credit); and (ii) a 5-year Term A Loan in an initial aggregate principal amount of $535 million. It also included a Term B Loan with a maturity date of August 14, 2018 in an initial aggregate principal amount of $250 million. However, on October 12, 2012, we used a portion of the proceeds from the 2023 Notes described below to prepay the Term B Loan in full.

The loans under the 2011 Credit Agreement bear interest at a floating rate, which is an applicable margin plus, at the Company’s option, either (a) the Eurodollar (LIBOR) rate or (b) the highest of (i) the prime rate, (ii) the federal funds rate plus 0.50% and (iii) the one Month LIBOR rate plus 1.00% (the highest of clauses (i), (ii) and (iii), the “Base rate”). The annual margin on the Term A Loan and the revolving credit facility until the first business day following delivery of the compliance certificate with respect to the first fiscal quarter ending following the closing and funding of the amended and restated facility was 2.25% in the case of LIBOR loans and 1.25% in the case of the Base rate loans, and after that time is a percentage to be determined in accordance with a leverage ratio-based pricing grid. As of December 31, 2012, we were paying an annual margin on the Term Loan A of 2.5%.

The 2011 Credit Agreement provides that, beginning on December 31, 2011, the Company shall repay the outstanding principal amount of the Term A Loan in quarterly installments of $6.7 million. These quarterly installment payments increase to $13.4 million beginning on December 31, 2013 and then to $20.1 million beginning on December 31, 2014 through March 31, 2016. All remaining outstanding principal amounts of the Term A Loan shall be repaid at the respective maturity dates. As of December 31, 2012, we have prepaid approximately $33.4 million on the Term Loan A.

In addition to scheduled principal payments, the Term A Loan is (with certain exceptions) subject to mandatory prepayment upon issuances of debt, casualty and condemnation events, and sales of assets, as well as from up to 50% of excess cash flow (as defined in the 2011 Credit Agreement) in excess of an agreed threshold commencing with the cash flow for the year ended December 31, 2013. Voluntary prepayments of the loans are generally permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Commitment reductions of the revolving credit facility are also permitted at any time without fee upon proper notice. The revolving credit facility has no scheduled principal payments, but it will be due and payable in full on August 18, 2016.

The Company is allowed to raise additional term loans and/or increase commitments under the revolving credit facility in an aggregate principal amount of up to $250.0 million (the “Incremental Facilities”). The Incremental Facilities are subject to restrictions on pricing and tenor of any new term loan, pro-forma compliance with financial covenants, pro-forma leverage ratio not to exceed 2.00:1.00, and other usual and customary conditions.

The obligations under the 2011 Credit Agreement are fully and unconditionally guaranteed, jointly and severally, by certain of our domestic subsidiaries. Additionally, the Company and such subsidiary guarantors pledged substantially all of our respective assets as collateral security for the obligations under the 2011 Credit Agreement and our respective guarantees.

The 2011 Credit Agreement contains customary affirmative, negative and financial covenants including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments, dispositions and sale and leaseback transactions, limits on the payment of dividends and other restricted payments, a minimum interest coverage ratio and a maximum leverage ratio. Upon an event of default, the administrative agent can accelerate the maturity of the loan. Events of default include events customary for such an agreement, including failure to pay principal and interest in a timely manner, breach of covenants and a change of control of the Company. These events of default include a cross-default provision that permits the lenders to declare the 2011 Credit Agreement in default if (i) the Company fails to make any payment after the applicable grace period under any indebtedness with a principal amount in excess of $70 million or (ii) the Company fails to perform any other term under any such indebtedness, as a result of which the holders thereof may cause it to become due and payable prior to its maturity.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Old Senior Notes

On July 2, 2008, we issued senior notes (the “2016 Notes”) in an initial aggregate principal amount of $375.0 million under which $362.0 million was outstanding at December 31, 2011. The Notes were issued pursuant to an Indenture dated July 2, 2008 (the “Indenture”) among the Company, the guarantor parties thereto and U.S. Bank Corporate Trust Services, as Trustee. Subsequently, in October and November 2012, we used a portion of the proceeds from the 2023 Notes described below to accept for payment approximately $362.0 million aggregate principal amount of the 2016 Notes that were tendered in the tender offer described below.

Refinancing Transactions

On September 27, 2012, the Company announced its plans to offer $600 million in aggregate principal amount of Senior Notes and commenced a tender offer and consent solicitation for all of the 2016 Notes. On October 12, 2012, we closed the offering of $600 million aggregate principal amount of 5.75% Senior Notes due 2023 (the “2023 Notes”). The 2023 Notes have been registered under the Securities Act of 1933, as amended, carry an interest rate of 5.75% and will mature on April 15, 2023. Interest will be paid semi-annually on the 15th day of April and October beginning April 15, 2013. The 2023 Notes are our unsecured, unsubordinated obligations and are guaranteed on an unsecured basis by the same subsidiaries that guarantee our obligations under the 2011 Credit Agreement. A portion of the net proceeds of the Offering, along with cash on hand, was used to purchase approximately $286.4 million aggregate principal amount of the 2016 Notes accepted for payment and settlement in the tender offer, to prepay in full the outstanding Term B Loan under the 2011 Credit Agreement and to pay fees and expenses in connection with these transactions. The remaining proceeds were used to redeem any remaining 2016 Notes that were not tendered in the tender offer.

As part of the tender offer, the Company solicited consents from the holders of the 2016 Notes for certain proposed amendments that would eliminate or modify certain covenants and events of default as well as other provisions contained in the Indenture. Adoption of the proposed amendments required consents from holders of at least a majority in aggregate principal amount outstanding of the 2016 Notes. On October 12, 2012, the Company announced that it had received the requisite consents to execute a supplemental indenture to implement the proposed amendments to the Indenture, and delivered notice that it had called for redemption all 2016 Notes that remain outstanding following completion of the tender offer at a price equal to 104.06% of their face amount, plus accrued and unpaid interest to, but not including, the date of redemption. Payment for the redemption of the remaining 2016 Notes was made on November 13, 2012 (with interest accruing on the 2016 Notes to November 11, 2012).

The 2023 Notes were issued pursuant to an Indenture dated as of October 12, 2012, among the Company, the subsidiary guarantors and U.S. Bank National Association, as trustee (the “2012 Indenture”). At any time and from time to time, prior to October 15, 2015, we may redeem up to a maximum of 35% of the original aggregate principal amount of the 2023 Notes with the proceeds of one or more equity offerings, at a redemption price equal to 105.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Prior to October 15, 2017, the Company may redeem some or all of the 2023 Notes by paying a “make-whole” premium based on U.S. Treasury rates. On or after October 15, 2017, we may redeem some or all of the 2023 Notes at the redemption prices described in the Indenture, plus accrued and unpaid interest. In addition, if a change of control occurs, we are required to offer to purchase all outstanding 2023 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The 2012 Indenture contains covenants that, among other things, limit LPS’ ability and the ability of certain of LPS’ subsidiaries (a) to incur or guarantee additional indebtedness or issue preferred stock, (b) to make certain restricted payments, including dividends or distributions on equity interests held by persons other than LPS or certain subsidiaries, in excess of an amount generally equal to 50% of consolidated net income generated since July 1, 2008, (c) to create or incur certain liens, (d) to engage in sale and leaseback transactions, (e) to create restrictions that would prevent or limit the ability of certain subsidiaries to (i) pay dividends or other distributions to LPS or certain other subsidiaries, (ii) repay any debt or make any loans or advances to LPS or certain other subsidiaries or (iii) transfer any property or assets to LPS or certain other subsidiaries, (f) to sell or dispose of assets of LPS or any restricted subsidiary or enter into merger or consolidation transactions and (g) to engage in certain transactions with affiliates. These covenants are subject to a number of exceptions, limitations and qualifications in the Indenture.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

LPS has no independent assets or operations and our subsidiaries’ guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of LPS or any of the subsidiary guarantors to obtain funds from any of our subsidiaries other than National Title Insurance of New York, Inc. (“NTNY”), our title insurance underwriter subsidiary, by dividend or loan. NTNY is statutorily required to maintain investment assets backing its reserves for settling losses on the policies it issues, and its ability to pay dividends or make loans is limited by regulatory requirements.

The 2012 Indenture contains customary events of default, including failure of the Company (i) to pay principal and interest when due and payable and breach of certain other covenants and (ii) to make an offer to purchase and pay for 2023 Notes tendered as required by the 2012 Indenture. Events of default also include cross defaults, with respect to any other debt of the Company or debt of certain subsidiaries having an outstanding principal amount of $80.0 million or more in the aggregate for all such debt, arising from (i) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period or (ii) the occurrence of an event which results in such debt being due and payable prior to its scheduled maturity. Upon the occurrence of an event of default (other than a bankruptcy default with respect to the Company or certain subsidiaries), the trustee or holders of at least 25% of the 2023 Notes then outstanding may accelerate the 2023 Notes by giving us appropriate notice. If, however, a bankruptcy default occurs with respect to the Company or certain subsidiaries, then the principal of and accrued interest on the 2023 Notes then outstanding will accelerate immediately without any declaration or other act on the part of the trustee or any holder.

In connection with these refinancing transactions, we paid fees of $25.7 million, including a call premium on our 2016 Notes of approximately $15.8 million. Of the $25.7 million of total fees paid, we capitalized approximately $9.7 million and expensed $16.0 million. We also recorded a write-off of the remaining debt issuance costs on our 2016 Notes of $1.5 million and on our Term B Loan of $6.4 million.

Fair Value of Long-Term Debt

The fair value of the Company’s long-term debt at December 31, 2012 is estimated to be approximately 102% of the carrying value. We have estimated the fair value of our debt using Level 2 Inputs, based on values of recent quoted market prices on our term loans and values of recent trades on our senior notes.

Interest Rate Swaps

On August 26, 2011, we entered into an interest rate swap to hedge forecasted monthly interest rate payments on $250 million of our floating rate debt, in which the bank pays a variable rate equal to 1 Month LIBOR (equal to 0.21% as of December 31, 2012) and the Company pays a fixed rate of 1.265%. The effective date of the swap is August 31, 2011 and maturity date is July 31, 2016.

On August 4, 2010, we entered into an interest rate swap to hedge forecasted monthly interest rate payments on $75 million of our floating rate debt, in which the bank pays a variable rate equal to 1 Month LIBOR (equal to 0.21% as of December 31, 2012) and the Company pays a fixed rate of 2.080%. The effective date of the swap is December 31, 2012 and the maturity date is December 31, 2013.

We have entered into interest rate swap transactions in order to convert a portion of our interest rate exposure on our floating rate debt from variable to fixed. We have designated these interest rate swaps as cash flow hedges. A portion of the amount included in accumulated other comprehensive earnings (loss) will be reclassified into interest expense as a yield adjustment as interest payments are made on the Term Loan. The inputs used to determine the estimated fair value of our interest rate swaps are Level 2-type measurements. We have considered our own credit risk when determining the fair value of our interest rate swaps.

Estimated fair values of interest rate swaps in the consolidated balance sheets were as follows (in millions):

Balance Sheet Account	December 31, 2012	December 31, 2011
Other accrued liabilities	$1.4	$1.3
Other long-term liabilities	$7.2	$4.1

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

A cumulative loss of $5.3 million and $3.3 million is reflected in accumulated other comprehensive loss as of December 31, 2012 and December 31, 2011, respectively. During 2013, we expect to recognize $2.5 million as effective net losses (net of tax) from our interest rate hedges.

A summary of the effect of derivative instruments on amounts recognized in other comprehensive earnings (loss) (“OCE”) and on the accompanying consolidated statement of earnings for the years ended December 31, 2012, 2011 and 2010 is as follows (in millions):

	Amount of Loss (Gain) Recognized in OCE on Derivatives			Amount of Loss (Gain) Reclassified from Accumulated OCE into Interest
Interest Rate Swap contract	2012	2011	2010	2012	2011	2010
Year ended December 31,	$7.4	$6.2	$(2.3)	$4.2	$1.7	$(14.5)

It is our policy to execute such instruments with credit-worthy banks and not to enter into derivative financial instruments for speculative purposes. As of December 31, 2012, we believe our interest rate swap counterparties will be able to fulfill their obligations under our agreements, and we believe we will have debt outstanding through the various expiration dates of the swaps such that the occurrence of future hedge cash flows remains probable.

Principal Maturities of Debt

Principal maturities at December 31, 2012 for the next five years and thereafter are as follows (in thousands):

2013	$—
2014	60,187
2015	80,250
2016	327,688
2017	—
Thereafter	600,000

Total	$1,068,125

(14) Commitments and Contingencies

We are involved in various pending and threatened litigation and regulatory matters related to our operations, some of which include claims for punitive or exemplary damages. We intend to vigorously defend all litigation and regulatory matters that are brought against us. In accordance with applicable accounting guidance, we establish accruals for litigation and regulatory matters when those matters present loss contingencies that are both probable and reasonably estimable. Our accrual for legal and regulatory matters, which represents the Company’s best estimate of loss, was $223.1 million and $78.5 million as of December 31, 2012 and 2011, respectively. This accrual reflects the matters described below that were settled in 2013, as well as estimated future costs of settlement, damages and associated legal and professional fees with respect to matters that remain pending (including those described below), and assumes no third party recoveries. For the reasons described below, we are unable to estimate a range of loss for pending matters in excess of the amount accrued or for any potential losses related to any other reasonably possible claims. We continually evaluate the accrual for legal and regulatory matters as those matters progress.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Recently Settled Matters

On or about January 30, 2013, the Company entered into settlement agreements with the attorneys general of 45 states and the District of Columbia. These settlements resolved inquires those agencies had made with respect to our default operations, including with respect to the former document preparation, verification, signing and notarization practices of certain of our operations and our relationships with foreclosure attorneys. The Company previously settled similar inquiries made by the attorneys general of Missouri, Delaware, Colorado and Michigan, leaving the claim by the State of Nevada, discussed further below, as the only unresolved attorney general inquiry. Pursuant to these settlements, the Company received a release of claims the attorneys general could make with respect to the subject conduct, agreed to continue strengthening our ongoing compliance, oversight and remediation efforts, and paid an aggregate amount, inclusive of reimbursement of attorney fees and costs, of approximately $128.0 million.

On February 15, 2013, the Company also entered into a Non-Prosecution Agreement with the United States Department of Justice, resolving the inquiries made by the U.S. Attorney’s office for the Middle District of Florida with respect to the document preparation, verification, signing and notarization practices of one of the Company’s former subsidiaries. In connection with the Non-Prosecution Agreement, the Company has agreed to pay a monetary penalty of $20.0 million to the United States Marshals Service and $15.0 million to the United States Treasury.

On January 28, 2013, the Company entered into a Stipulation and Agreement of Settlement resolving the securities class action litigation brought against us by St. Clair Shores General Employees’ Retirement System. The securities class action settlement is subject to the entry of a final order by the United States District Court for the Middle District of Florida.

Prior to year end, the Company settled the litigation brought against LPS and our subsidiary DocX LLC by American Home Mortgage Servicing, Inc. (“AHMSI”).

Pending Matters

Set forth below are descriptions of our material pending legal and regulatory proceedings. As background to the disclosure below, please note the following:

•	These matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities.

•	In the litigation matters, plaintiffs seek a variety of remedies including equitable relief in the form of injunctive and other remedies and monetary relief in the form of compensatory damages. In some cases, the monetary damages sought include punitive or treble damages. Unless otherwise specified, none of the cases described below includes a specific statement as to the dollar amount of damages demanded. Instead, each of the cases includes a demand in an amount to be proved at trial. Regulatory authorities also may seek a variety of remedies and in general do not make specific demands during the course of an investigation or inquiry.

Based on our current knowledge, we believe that the outcome of all pending or threatened legal and regulatory matters, including those described below, will not have a material adverse impact on our business operations, consolidated financial condition or liquidity. However, it is difficult to predict the final outcome of these matters due, among other things, to the early stage of certain of these matters and the fact that these matters raise difficult and complicated factual and legal issues and are subject to many uncertainties and complexities. As a result, there can be no assurance that we will not incur costs and expenses in the future in excess of the amount of our current accrual remaining after the settlements described above that would be material, including but not limited to settlements, damages, fines or penalties and legal costs, or be subject to other remedies, as a result of the matters described below or other legal or regulatory matters. Therefore, it is reasonably possible that the current accrual for legal and regulatory matters will change and that the change could become material to the consolidated financial statements.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Litigation Matters

Shareholder Derivative Litigation

On January 21, 2011, a shareholder derivative lawsuit entitled Michael Wheatley, Derivatively on Behalf of Lender Processing Services, Inc. v. Jeffrey S. Carbiener, et al., was filed against the Company and certain of the Company’s current and former officers and directors in the Circuit Court of the 4th Judicial Circuit, in and for Duval County, Florida. The complaint was filed by a shareholder of the Company, and seeks damages for alleged breaches of fiduciary duties and alleged mismanagement. The complaint alleges, among other things, that the Company failed to implement sufficient internal controls to prevent fraudulent activity in connection with its default management services; that the Company, in public filings and other statements, failed to disclose material information, including information regarding the Company’s exposure to legal claims concerning allegedly improper foreclosure activity; and that the Company had an improper relationship with certain attorneys who provided services to the Company’s clients. The complaint seeks an unspecified amount of damages, as well as other forms of relief. The parties agreed to a voluntary stay in this matter. On February 12, 2013, a shareholder derivative lawsuit entitled Steven Hill, Derivatively on Behalf of Lender Processing Services, Inc. v. Lee A. Kennedy, et al., was filed against the Company and certain of the Company’s current and former officers and directors in the Court of Chancery of the State of Delaware. The complaint was filed by a shareholder of the Company, and alleges breaches of fiduciary duties based on the same alleged conduct as in the Wheatley case, as well as other allegations related to the Company’s handling of foreclosure documentation and use of an attorney network. The complaint names certain defendants also named in the Wheatley complaint, as well as Lorraine Brown, who had been President of DocX, a former subsidiary of the Company. The complaint seeks an unspecified amount of damages, as well as other forms of relief. The Company intends to vigorously defend these matters.

Washington Mutual Receivership Proceedings

The Federal Deposit Insurance Corporation (“FDIC”), in its capacity as Receiver for Washington Mutual Bank (“WAMU”), filed a complaint against the Company and certain of its subsidiaries on May 9, 2011 in the U.S. District Court for the Central District of California to recover alleged losses of approximately $154.5 million. The FDIC contends these losses were a direct and proximate result of the defendants’ alleged breach of contract with WAMU and alleged gross negligence with respect to the provision of certain services by the Company’s subsidiary LSI Appraisal LLC, an appraisal management company. In particular, the FDIC claims that the services provided failed to conform to federal and state law, regulatory guidelines and other industry standards, including specifically the provisions of the Uniform Standards of Professional Appraisal Practice (“USPAP”). The Company believes that the services it provided satisfied the terms and conditions of its contract with WAMU and were not performed with gross negligence. LPS filed a motion to dismiss the complaint on July 22, 2011 and the FDIC filed a response opposing the motion on August 4, 2011. On November 2, 2011, the court issued an order granting the Company’s motion to dismiss the FDIC’s claims of gross negligence, alter ego, single business enterprise and joint venture. On November 28, 2011 the FDIC amended its complaint and the Company filed another motion to dismiss on December 23, 2011, which the FDIC opposed on January 23, 2012. On February 6, 2012, the court denied in part and granted in part the Company’s motion to dismiss, but granted the FDIC leave to amend its complaint. On February 17, 2012, the FDIC filed a second amended complaint. The only remaining claim in this matter is the FDIC’s claim for breach of contract, which the Company intends to vigorously defend.

Regulatory Matters

Nevada Attorney General

On December 15, 2011, the Nevada Attorney General filed a civil complaint in the District Court for Clark County alleging various violations of the Nevada Unfair and Deceptive Trade Practices Act. On January 30, 2012, the Company filed a motion to dismiss the complaint. On February 17, 2012, the parties filed a stipulation to stay the proceeding while the parties engage in settlement negotiations relative to this complaint. The stay expired on April 21, 2012. At a hearing on the motion to dismiss held on July 19, 2012, the court granted in part and denied in part the Company’s motion to dismiss. On August 3, 2012, the Nevada Attorney General filed an amended complaint, which the Company has answered. The Company intends to vigorously defend this matter.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Consent Order

Following a review by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the “banking agencies”), we have entered into a consent order (the “Order”) dated April 13, 2011 with the banking agencies. The banking agencies’ review of our services included the services provided by our default operations to mortgage servicers regulated by the banking agencies, including document execution services. The Order does not make any findings of fact or conclusions of wrongdoing, nor does LPS admit any fault or liability. Under the Order, we agreed to further study the issues identified in the review and to enhance our compliance, internal audit, risk management and board oversight plans with respect to those businesses. We also agreed to engage an independent third party to conduct a risk assessment and review of our default management businesses and the document execution services we provided to servicers from January 1, 2008 through December 31, 2010. To the extent such review requires additional remediation of mortgage documents or identifies any financial injury from the document execution services we provided, we have agreed to implement an appropriate plan to address the issues. The Order contains various deadlines by which we have agreed to accomplish the undertakings set forth therein, and we have agreed to make periodic reports to the banking agencies on our progress. The Order does not include any fine or other monetary penalty, although the banking agencies have not yet concluded their assessment of whether any civil monetary penalties may be imposed.

Leases

We lease certain of our property under leases which expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

Future minimum operating lease payments for leases with initial or remaining terms greater than one year for each of the next five years and thereafter are as follows (in thousands):

2013	$19,923
2014	12,021
2015	7,751
2016	3,009
2017	2,634
Thereafter	4,983

Total	$50,321

Rent expense incurred pertaining to continuing operations under all operating leases during the years ended December 31, 2012, 2011 and 2010 was $26.0 million, $26.5 million and $26.6 million, respectively.

Data Processing and Maintenance Services Agreements

We have various data processing and maintenance services agreements with vendors, which expire through 2016, for portions of our computer data processing operations and related functions. The Company’s estimated aggregate contractual obligation remaining under these agreements was approximately $81.2 million as of December 31, 2012. However, this amount could be more or less depending on various factors such as the inflation rate, the introduction of significant new technologies, or changes in the Company’s data processing needs.

Indemnifications and Warranties

We often indemnify our customers against damages and costs resulting from claims of patent, copyright, or trademark infringement associated with use of our software through software licensing agreements. Historically, we have not made any payments under such indemnifications, but continue to monitor the conditions that are subject to the indemnifications to identify whether a loss has occurred that is both probable and estimable that would require recognition. In addition, we warrant to customers that our software operates substantially in accordance with the software specifications. Historically, no costs have been incurred related to software warranties and none are expected in the future, and as such no accruals for warranty costs have been made.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements other than operating leases and the escrow arrangements described below.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Escrow Arrangements

In conducting our title agency, closing and tax services, we routinely hold customers’ assets in escrow accounts, pending completion of real estate related transactions. Certain of these amounts are maintained in segregated accounts, and these amounts have not been included in the accompanying consolidated balance sheets. As an incentive for holding deposits at certain banks, we periodically have programs for realizing economic benefits through favorable arrangements with these banks. As of December 31, 2012, the aggregate value of all amounts held in escrow in our title agency, closing and tax services operations totaled $426.9 million.

(15) Employee Benefit Plans

Stock Purchase Plan

Our employees participate in the LPS Employee Stock Purchase Plan (the “ESPP Plan”). Under the terms of the ESPP Plan and subsequent amendments, eligible employees may voluntarily purchase, at current market prices, shares of common stock through payroll deductions. We have registered 10 million shares for issuance under the ESPP Plan. Pursuant to the ESPP Plan, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Shares purchased are allocated to employees, based upon their contributions. We contribute varying matching amounts as specified in the ESPP Plan. We recorded expenses of $6.6 million, $6.5 million and $6.8 million for the years ended December 31, 2012, 2011 and 2010, respectively, relating to the participation of our employees in the ESPP Plan.

401(k) Profit Sharing Plan

Our employees participate in a qualified 401(k) plan sponsored by LPS. Under the terms of the plan and subsequent amendments, eligible employees may contribute up to 40% of their pretax annual compensation, which is the amount allowed pursuant to the Internal Revenue Code. We generally match 50% of each dollar of employee contribution up to 6% of the employee’s total eligible compensation. We recorded expenses of $10.8 million, $11.3 million and $10.8 million for the years ended December 31, 2012, 2011 and 2010, respectively, relating to the participation of our employees in the 401(k) plan.

Stock Option Plans

Prior to spin-off

At the time of the spin-off, all options and awards held by our employees were issuable in the common stock of FIS. On July 2, 2008, in connection with the spin-off, all FIS options and FIS restricted stock awards held by our employees prior to the spin-off were converted into options and awards issuable in our common stock, authorized by our new stock option plan. The exercise price and number of shares subject to each FIS option and FIS restricted stock award were adjusted to reflect the differences in FIS’s and our common stock prices, which resulted in an equal fair value of the options before and after the exchange. Therefore, no compensation charge was recorded in connection with the conversion. Since July 2, 2008, all options and awards held by our employees are issuable in LPS common stock.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

Post spin-off

Our employees participate in LPS’s 2008 Omnibus Incentive Plan (the “Plan”). Under the Plan, the Company may grant up to 14.0 million share-based awards to officers, directors and key employees. As of December 31, 2012, 6.0 million share-based awards were available for future grant under the Plan. Awards of restricted stock and shares issued as a result of exercises of stock options will be issued from treasury shares. Expired and forfeited awards are available for re-issuance. Vesting and exercise of share-based awards are generally contingent on continued employment. Under the Plan, options and restricted stock awards have a maximum contractual term of 7 years.

The Company recognizes compensation expense on a straight-line or graded vesting basis over the vesting period of share-based awards. We recorded stock compensation expense of $25.7 million, $41.7 million and $32.1 million during 2012, 2011 and 2010, respectively, and related income tax expense (benefit) of $2.9 million, $0.9 million and $(0.2) million for the years ended December 31, 2012, 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, respectively, $10.5 million and $1.8 million of stock compensation expense was related to accelerations recorded as a result of restructuring activities. These charges are included in the accompanying consolidated statements of earnings as part of exit costs, impairments and other charges. All other compensation expense is included within operating expenses in the accompanying consolidated statements of earnings.

As of December 31, 2012, the Company had $28.9 million of unrecognized compensation cost related to share-based payments, which is expected to be recognized in pre-tax earnings over a weighted average period of 1.30 years.

Options

The following table summarizes stock option activity under the Plan:

	Number of Shares	Weighted Average Exercise Price
Outstanding as of December 31, 2009	6,806,710	$32.16
Granted	1,529,770	35.61
Exercised(1)	(537,879)	28.88
Cancelled	(79,159)	33.59

Outstanding as of December 31, 2010	7,719,442	33.06
Granted	1,938,943	22.23
Exercised(1)	(73,734)	12.76
Cancelled	(494,839)	33.46

Outstanding as of December 31, 2011	9,089,812	30.85
Granted	1,127,300	24.07
Exercised(1)	(149,457)	18.08
Cancelled	(2,905,421)	33.91

Outstanding as of December 31, 2012	7,162,234	$28.80

(1)	The total intrinsic value of stock options exercised during the years ended December 31, 2012, 2011 and 2010 was $1.4 million, $0.9 million and $4.7 million, respectively.

We measured the fair value of the awards at the date of grant using a Black-Scholes option pricing model with various assumptions. The risk-free interest rate is based on the rate in effect for the expected term of the option at the grant date. The dividend yield is based on historical dividends. The volatility assumptions are based on a blend of our historical volatility and the historical volatilities of comparable publicly traded companies using daily closing prices for the historical period commensurate with the expected term of the option. The expected life of the options is determined based on the Securities and Exchange Commission’s simplified method for companies without sufficient historical data to support a specific average expected option life.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table summarizes weighted average assumptions used to estimate fair values for awards granted during the periods presented in the consolidated financial statements:

Year	Weighted Average Fair Value	Risk Free Interest Rate	Volatility Factor	Expected Dividend Yield	Weighted Average Expected Life (In Years)
2012	$7.50	0.7%	43%	1.7%	4.5
2011	$6.19	1.5%	37%	2.0%	4.5
2010	$10.67	2.2%	36%	1.1%	4.5

The following table summarizes stock options held by our employees that were outstanding and those that were exercisable as of December 31, 2012:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value at December 31, 2012	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value at December 31, 2012
13.67-23.66	927,853	5.47	$14.33	$9,546,112	359,238	5.00	$14.24	$3,729,030
23.67-27.50	1,125,923	6.25	23.96	987,927	57,333	4.83	27.50	—
27.51-28.98	2,258,538	3.68	28.39	—	1,602,474	2.91	28.37	—
28.99-35.04	1,039,016	1.90	34.54	—	1,033,816	1.88	34.55	—
35.05-42.74	1,810,904	2.70	36.45	—	1,572,974	2.45	36.50	—

13.67-42.74	7,162,234	3.81	28.80	10,534,039	4,625,835	2.71	31.41	3,729,030

The number of shares vested and expected to vest total approximately 7.0 million, have a weighted average remaining contractual life of 3.8 years, a weighted average exercise price of $28.87 and an intrinsic value of $10.5 million.

Restricted Stock

During the year ended December 31, 2012 we granted approximately 0.7 million shares of restricted stock with a weighted average grant date fair value of $24.07. Almost all of these restricted shares are subject to both a service and performance-based vesting condition. If the performance objective is not achieved, the restricted stock is subject to automatic forfeiture to the Company for no consideration. Dividends on the unvested restricted stock are accrued until the vest date, at which time they are paid in full to the participants. Additionally, all executive officers of the Company who were granted restricted stock in 2012 and 2011 are required to hold a portion of their vested shares for a period of six months following the vesting of each tranche.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table summarizes restricted stock activity for the years ended December 31, 2012, 2011 and 2010:

	Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2009	672,787	$30.30
Granted	568,635	34.05
Vested	(290,220)	30.89
Cancelled	(1,333)	28.37

Outstanding as of December 31, 2010	949,869	32.37

Granted	987,681	23.98
Vested	(446,999)	32.53
Cancelled	(10,416)	30.85

Outstanding as of December 31, 2011	1,480,135	26.73

Granted	709,525	24.07
Vested	(701,922)	27.77
Cancelled	(149,157)	32.01

Outstanding as of December 31, 2012	1,338,581	$24.19

(16) Income Taxes

Income tax expense attributable to continuing operations for the years ended December 31, 2012, 2011 and 2010 consists of the following (in thousands):

	2012	2011	2010
Current provision:
Federal	$76,613	$61,391	$135,337
State	9,449	10,270	20,967

Total current provision	86,062	71,661	156,304

Deferred provision:
Federal	(16,959)	5,473	27,322
State	(1,557)	33	3,338

Total deferred provision	(18,516)	5,506	30,660

Total provision for income taxes	$67,546	$77,167	$186,964

A reconciliation of the federal statutory income tax rate to our effective income tax rate for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	2.0	3.2	3.3
Legal and regulatory accrual	6.0	2.3	—
Non cash stock option forfeitures	6.3	—	—
Uncertain tax positions	0.5	—	—
Domestic production deduction	(2.0)	(2.9)	(0.3)
Research and development credit	(1.3)	(1.2)	(0.4)
Other	(0.5)	(0.1)	0.4

Effective income tax rate	46.0%	36.3%	38.0%

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The significant components of deferred income tax assets and liabilities at December 31, 2012 and 2011 consist of the following (in thousands):

	2012	2011
Deferred income tax assets:
Accruals and reserves	$85,602	$37,907
Employee benefit accruals	38,013	44,142
Deferred revenue	21,198	23,385
Allowance for doubtful accounts	17,306	13,758
Net operating losses	8,575	9,923
State taxes	3,935	3,284
Investments	1,894	1,104

Total gross deferred income tax assets	176,523	133,503
Less: valuation allowance	—	—
Total deferred income tax assets	176,523	133,503

Deferred income tax liabilities:
Amortization of goodwill and intangible assets	(193,008)	(148,892)
Depreciation	(15,974)	(20,135)
Deferred contract costs	(14,102)	(13,225)

Total deferred income tax liabilities	(223,084)	(182,252)

Net deferred income taxes	$(46,561)	$(48,749)

Deferred income taxes have been classified in the consolidated balance sheets as of December 31, 2012 and 2011 as follows (in thousands):

	2012	2011
Current assets	$127,742	$74,006
Non-current liabilities	(174,303)	(122,755)

Net deferred income taxes	$(46,561)	$(48,749)

Management believes that based on its historical pattern of taxable income, projections of future taxable income, tax planning strategies and other relevant evidence, the Company will produce sufficient taxable income in the future to realize its deferred income tax assets. A valuation allowance is established for any portion of a deferred income tax asset if management believes it is more likely than not that the Company will not be able to realize the benefits of a portion of a deferred income tax asset. Adjustments to the valuation allowance will be made if there is a change in management’s assessment of the amount of deferred income tax asset that is realizable.

At December 31, 2012 and 2011 the Company had federal net operating loss carryforwards resulting in deferred tax assets of $8.6 million and $9.9 million, respectively. These net operating losses expire between 2027 and 2029. The Company fully anticipates utilizing these losses prior to expiration and thus, no valuation allowance has been established.

The Company is a participant in the Internal Revenue Service’s Compliance Assurance Process (CAP), which is a real time audit of the income tax returns and other tax related matters. The IRS has completed its review for tax years through 2011 resulting in no material adverse changes to any member of the LPS consolidated group. The IRS is currently reviewing the 2012 tax year and management believes the ultimate resolution of the examination will not result in a material adverse effect to our financial position or results of operations. Substantially all of the state income tax audits have been concluded through the 2008 tax year.

The Company provides for United States income taxes on earnings of foreign subsidiaries unless they are considered permanently reinvested outside the United States.

The Company experienced a large forfeiture of stock options in 2012 resulting in an adjustment to the employee benefits related deferred tax asset. In connection with this adjustment, the company’s historical Additional Paid-in Capital tax windfall pool was extinguished and future forfeitures could impact income tax expense.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

In January 2013, the American Taxpayer Relief Act of 2012 was signed into law. The research and development credit, which previously expired at the end of 2011, was retroactively extended through the 2013 tax year. We are required to account for the impact of the 2012 credit in the year of enactment and thus, the estimated $2.0 million benefit associated with the credit has not been included in the 2012 income tax provision, but will be included in the 2013 income tax provision.

Reserves for uncertain tax positions are computed by determining a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740-10 provides guidance on measurement and classification of amounts relating to uncertain tax positions, accounting for interest and penalties, and disclosures. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.

The Company did not have any positions which it deemed to be uncertain in any period during 2011 and 2010. The following table reconciles the gross amounts of unrecognized tax benefits at the beginning and end of the current period (in thousands):

Gross Amount
Amount of unrecognized tax benefit at December 31, 2011	$—
Increases as a result of tax positions taken in the current year	—
Increases as a result of tax positions taken in a prior period	1,028

Amount of unrecognized tax benefit as of December 31, 2012	$1,028

(17) Concentration of Risk

We generate a significant amount of revenue from large customers, including one customer that accounted for 21.2%, 21.5% and 20.0% of total revenue and another customer that accounted for 15.4%, 17.4% and 11.1% of total revenue, in the years ended December 31, 2012, 2011 and 2010, respectively.

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade receivables.

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

(18) Segment Information

As discussed in note 1, in connection with organizational realignments implemented during the first quarter ended March 31, 2012, the composition of our reporting segments has changed. Prior year information was reclassified to conform to the current year’s presentation. Summarized financial information concerning our segments is shown in the following tables.

As of and for the year ended December 31, 2012 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$736,905	$1,262,738	$(1,992)	$1,997,651
Operating expenses (1)	440,712	982,974	41,409	1,465,095
Depreciation and amortization	74,999	17,837	3,908	96,744
Legal and regulatory charges	—	—	192,417	192,417
Exit costs, impairments and other charges	2,827	1,531	6,102	10,460

Operating income (loss)	218,367	260,396	(245,828)	232,935
Total other income (expense)	1,635	2,779	(90,366)	(85,952)

Earnings (loss) from continuing operations before income tax	220,002	263,175	(336,194)	146,983
Income tax provision (benefit)	78,981	94,480	(105,915)	67,546

Earnings (loss) from continuing operations	$141,021	$168,695	$(230,279)	$79,437

Capital expenditures (2)	$88,498	$22,888	$1,400	$112,786

Total assets (3)	$1,263,450	$741,976	$440,408	$2,445,834

Goodwill (3)	$724,833	$384,471	$—	$1,109,304

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

As of and for the year ended December 31, 2011 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$679,599	$1,309,905	$(6,071)	$1,983,433
Operating expenses (1)	388,796	1,032,530	59,045	1,480,371
Depreciation and amortization	67,184	17,555	4,203	88,942
Legal and regulatory charges	—	—	78,484	78,484
Exit costs, impairments and other charges	16,858	3,816	36,238	56,912

Operating income (loss)	206,761	256,004	(184,041)	278,724
Total other income (expense)	1,386	1,704	(69,403)	(66,313)

Earnings (loss) from continuing operations before income tax	208,147	257,708	(253,444)	212,411
Income tax provision (benefit)	79,926	95,991	(98,750)	77,167

Earnings (loss) from continuing operations	$128,221	$161,717	$(154,694)	$135,244

Capital expenditures (2)	$73,382	$15,505	$5,891	$94,778

Total assets (3)	$1,230,610	$754,113	$260,692	$2,245,415

Goodwill (3)	$755,757	$377,071	$—	$1,132,828

As of and for the year ended December 31, 2010 (in thousands):

	Technology, Data and Analytics	Transaction Services	Corporate and Other	Total
Revenues	$665,750	$1,538,630	$(7,829)	$2,196,551
Operating expenses (1)	355,424	1,154,009	23,627	1,533,060
Depreciation and amortization	60,712	21,917	4,820	87,449
Exit costs, impairments and other charges	—	9,800	4,269	14,069

Operating income (loss)	249,614	352,904	(40,545)	561,973
Total other income (expense)	2,065	882	(72,902)	(69,955)

Earnings (loss) from continuing operations before income tax	251,679	353,786	(113,447)	492,018
Income tax provision (benefit)	103,842	142,232	(59,110)	186,964

Earnings (loss) from continuing operations	$147,837	$211,554	$(54,337)	$305,054

Capital expenditures (2)	$75,035	$17,167	$6,996	$99,198

Total assets (3)	$1,228,943	$837,150	$185,750	$2,251,843

Goodwill (3)	$774,061	$385,478	$—	$1,159,539

(1)	Operating expenses within the “Corporate and Other” segment are attributable to unallocated general and administrative expenses, which the Company believes are immaterial.
(2)	Excludes the impact of discontinued operations.
(3)	Includes the impact of discontinued operations.

(19) Consolidating Financial Information

As explained in note 13, on August 18, 2011, LPS (the “Parent Company”) entered into an Amendment, Restatement and Joinder Agreement (the “Amendment Agreement”) in respect of the Credit Agreement dated as of July 2, 2008. The 2011 Credit Agreement and the Notes are fully and unconditionally guaranteed, jointly and severally, by the majority of the subsidiaries of the Parent Company (the “Subsidiary Guarantors”). Certain other subsidiaries (the “Other Subsidiaries”) are not

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

guarantors of the 2011 Credit Agreement and the Notes. The guarantees of the Notes by the Subsidiary Guarantors are general unsecured obligations of the Subsidiary Guarantors, and accordingly are senior to any of their existing and future subordinated debt obligations, equal in right of payment with any of their existing and future senior unsecured indebtedness and effectively subordinated to any of their existing and future secured indebtedness to the extent of the assets securing such debt (including the Subsidiary Guarantors’ obligations under the 2011 Credit Agreement).

The Parent Company conducts virtually all of its business operations through its Subsidiary Guarantors and Other Subsidiaries. Accordingly, the Parent Company’s main sources of internally generated cash are dividends and distributions with respect to its ownership interests in the subsidiaries, which are derived from the cash flow generated by the subsidiaries.

As of December 31, 2012, the Parent Company has no independent assets or operations, and its subsidiaries’ guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of LPS or any of the Subsidiary Guarantors to obtain funds by dividend or loan from any of our subsidiaries other than National Title Insurance of New York, Inc. (“NTNY”), our title insurance underwriter subsidiary. As discussed in note 5, NTNY is statutorily required to maintain investment assets backing its reserves for settling losses on the policies it issues, and its ability to pay dividends or make loans is limited by regulatory requirements. NTNY, which is not a Subsidiary Guarantor, was more than a minor subsidiary as of and during the years ended December 31, 2012, 2011 and 2010.

The following tables set forth, on a consolidating basis, the statements of earnings and the statements of cash flows for the years ended December 31, 2012, 2011 and 2010 and the balance sheets as of December 31, 2012 and 2011, for the Parent Company, the Subsidiary Guarantors and Other Subsidiaries.

The following table represents our consolidating balance sheet as of December 31, 2012 (in thousands):

	Parent Company(1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Assets:
Current assets	$3,371	$650,978	$29,758	$—	$684,107

Investment in subsidiaries	1,579,697	—	—	(1,579,697)	—
Non-current assets	21,131	1,662,882	77,714	—	1,761,727

Total assets	$1,604,199	$2,313,860	$107,472	$(1,579,697)	$2,445,834

Liabilities and equity:
Current liabilities	$9,532	$539,031	$49,797	$—	$598,360

Total liabilities	1,061,303	794,713	46,922	—	1,902,938

Total equity	542,896	1,519,147	60,550	(1,579,697)	542,896

Total liabilities and equity	$1,604,199	$2,313,860	$107,472	$(1,579,697)	$2,445,834

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table represents our consolidating statement of earnings and comprehensive earnings (loss) for the year ended December 31, 2012 (in thousands):

	Parent Company(2)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$1,668,562	$329,089	$—	$1,997,651
Operating expenses	25,749	1,423,623	315,344	—	1,764,716

Operating income	(25,749)	244,939	13,745	—	232,935
Other income (expense)	(88,008)	(76)	2,132	—	(85,952)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entity	(113,757)	244,863	15,877	—	146,983
Provision (benefit) for income taxes	(31,571)	93,210	5,907	—	67,546

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(82,186)	151,653	9,970	—	79,437
Equity in earnings of consolidated entities, net of tax	152,545	—	—	(152,545)	—

Earnings (loss) from continuing operations	70,359	151,653	9,970	(152,545)	79,437

Loss from discontinued operations, net of tax	—	(9,078)	—	—	(9,078)

Net earnings	70,359	142,575	9,970	(152,545)	70,359
Total other comprehensive earnings (loss)	(1,959)	—	663	—	(1,296)

Comprehensive earnings (loss)	$68,400	$142,575	$10,633	$(152,545)	$69,063

The following table represents our consolidating statement of cash flows for the year ended December 31, 2012 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Cash flow from operating activities:
Net earnings	$70,359	$142,575	$9,970	$(152,545)	$70,359
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash expenses and other items	(105,882)	71,705	260	152,545	118,628
Changes in assets and liabilities, net of effects from acquisitions	(14,733)	242,347	17,861	—	245,475

Net cash provided by (used in) operating activities	(50,256)	456,627	28,091	—	434,462
Net cash provided by (used in) investing activities	30,378	(157,662)	(19,048)	—	(146,332)
Net cash used in financing activities	(129,244)	—	—	—	(129,244)

Net increase (decrease) in cash and cash equivalents	$(149,122)	$298,965	$9,043	$—	$158,886

Cash and cash equivalents, beginning of year					77,355

Cash and cash equivalents, end of year					$236,241

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table represents our consolidating balance sheet as of December 31, 2011 (in thousands):

	Parent Company(1)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Assets:
Current assets	$2,065	$515,189	$13,582	$—	$530,836

Investment in subsidiaries	1,599,546	—	—	(1,599,546)	—
Non-current assets	22,761	1,629,971	61,847	—	1,714,579

Total assets	$1,624,372	$2,145,160	$75,429	$(1,599,546)	$2,245,415

Liabilities and equity:
Current liabilities	$55,856	$368,780	$33,350	$—	$457,986

Total liabilities	1,136,384	588,408	32,635	—	1,757,427

Total equity	487,988	1,556,752	42,794	(1,599,546)	487,988

Total liabilities and equity	$1,624,372	$2,145,160	$75,429	$(1,599,546)	$2,245,415

The following table represents our consolidating statement of earnings and comprehensive earnings (loss) for the year ended December 31, 2011 (in thousands):

	Parent Company(2)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$1,712,382	$271,051	$—	$1,983,433
Operating expenses	41,709	1,400,946	262,054	—	1,704,709

Operating income (loss)	(41,709)	311,436	8,997	—	278,724
Other income (expense)	(67,582)	(92)	1,361	—	(66,313)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entity	(109,291)	311,344	10,358	—	212,411
Provision (benefit) for income taxes	(39,573)	113,233	3,507	—	77,167

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(69,718)	198,111	6,851	—	135,244
Equity in earnings of consolidated entities, net of tax	166,261	—	—	(166,261)	—
Earnings (loss) from continuing operations	96,543	198,111	6,851	(166,261)	135,244

Loss from discontinued operations, net of tax	—	(38,701)	—	—	(38,701)

Net earnings	96,543	159,410	6,851	(166,261)	96,543
Total other comprehensive earnings (loss)	(2,767)	—	1,267	—	(1,500)

Comprehensive earnings (loss)	$93,776	$159,410	$8,118	$(166,261)	$95,043

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table represents our consolidating statement of cash flows for the year ended December 31, 2011 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Cash flow from operating activities:
Net earnings	$96,543	$159,410	$6,851	$(166,261)	$96,543
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash expenses and other items	(126,087)	178,746	590	166,261	219,510
Changes in assets and liabilities, net of effects from acquisitions	(4,376)	161,230	4,952	—	161,806

Net cash provided by (used in) operating activities	(33,920)	499,386	12,393	—	477,859
Net cash provided by (used in) investing activities	4,451	(138,623)	(21,534)	—	(155,706)
Net cash used in financing activities	(297,085)	—	—	—	(297,085)

Net increase (decrease) in cash and cash equivalents	$(326,554)	$360,763	$(9,141)	$—	$25,068

Cash and cash equivalents, beginning of year					52,287

Cash and cash equivalents, end of year					$77,355

The following table represents our consolidating statement of earnings and comprehensive earnings (loss) for the year ended December 31, 2010 (in thousands):

	Parent Company(2)	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Revenues	$—	$1,899,671	$296,880	$—	$2,196,551
Operating expenses	32,077	1,318,502	283,999	—	1,634,578

Operating income (loss)	(32,077)	581,169	12,881	—	561,973
Other income (expense)	(71,277)	772	550	—	(69,955)

Earnings (loss) from continuing operations before income taxes and equity in earnings of consolidated entity	(103,354)	581,941	13,431	—	492,018
Provision (benefit) for income taxes	(39,275)	221,134	5,105	—	186,964

Earnings (loss) from continuing operations before equity in earnings of consolidated entities	(64,079)	360,807	8,326	—	305,054
Equity in earnings of consolidated entities, net of tax	366,423	—	—	(366,423)	—

Earnings (loss) from continuing operations	302,344	360,807	8,326	(366,423)	305,054

Loss from discontinued operations, net of tax	—	(2,710)	—	—	(2,710)

Net earnings	302,344	358,097	8,326	(366,423)	302,344
Total other comprehensive earnings (loss)	7,571	—	(224)	—	7,347

Comprehensive earnings (loss)	$309,915	$358,097	$8,102	$(366,423)	$309,691

Lender Processing Services, Inc. — Notes to Consolidated Financial Statements (continued)

The following table represents our consolidating statement of cash flows for the year ended December 31, 2010 (in thousands):

	Parent Company	Subsidiary Guarantors	Other Subsidiaries	Consolidating Adjustments	Total Consolidated Amounts
Cash flow from operating activities:
Net earnings	$302,344	$358,097	$8,326	$(366,423)	$302,344
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:
Non-cash expenses and other items	(331,426)	130,015	794	366,423	165,806
Changes in assets and liabilities, net of effects from acquisitions	(23,318)	(656)	4,518	—	(19,456)

Net cash provided by (used in) operating activities	(52,400)	487,456	13,638	—	448,694
Net cash used in investing activities	(271)	(131,186)	(20,979)	—	(152,436)
Net cash used in financing activities	(311,521)	(2,978)	—	—	(314,499)

Net (decrease) increase in cash and cash equivalents	$(364,192)	$353,292	$(7,341)	$—	$(18,241)

Cash and cash equivalents, beginning of year					70,528

Cash and cash equivalents, end of year					$52,287

(1)	The Parent Company does not allocate current or deferred income tax assets or liabilities to the Subsidiary Guarantors or Other Subsidiaries.
(2)	The Parent Company does not allocate corporate overhead to the Subsidiary Guarantors or Other Subsidiaries.

(20) Subsequent Events

Subsequent events have been evaluated through the date on which the financial statements were filed.

Dividend Declared

On February 7, 2013, the Board of Directors declared a regular quarterly dividend of $0.10 per common share payable March 21, 2013 to stockholders of record as of the close of business on March 7, 2013.

Share Repurchase Authorization

On February 7, 2013, our Board of Directors approved an authorization to repurchase up to $100.0 million of our common stock, effective through June 30, 2014.